EXHIBIT 10.18

200 WEST STREET

WALTHAM, MASSACHUSETTS

Lease Dated November 3, 2020 (“Effective Date”)

THIS INSTRUMENT IS AN INDENTURE OF LEASE (this “Lease”) in which Landlord and Tenant are the parties hereinafter named, and which relates to space in the building known as, and having an address at, 200 West Street, Waltham, Massachusetts 02451.

The parties to this instrument hereby agree with each other as follows:

ARTICLE I

Reference Data

1.1    Subjects Referred To

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

Landlord:	BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

Present Mailing Address of Landlord:	c/o Boston Properties, Inc. Prudential Tower 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103

Landlord’s Construction Representative:	Ellesse Lunde

Tenant:	TRANSLATE BIO, INC., a Delaware corporation

Present Mailing Address of Tenant:	29 Hartwell Avenue Lexington, Massachusetts 02421

Tenant’s Email Address for Information Regarding Billings and Statements:	accountspayable@translate.bio

Tenant’s Construction Representative:	Sam Wilde, Director of Facilities

Term or Lease Term (sometimes called the “Original Lease Term”):	A period beginning on the Commencement Date (as hereinafter defined) and ending on the last day of the one hundred twentieth (120th) full calendar month immediately following the Rent Commencement Date (as hereinafter defined), unless extended or sooner terminated as provided in this Lease.

Extension Option:	One (1) period of ten (10) years as provided in and on the terms set forth in Section 3.2 hereof.

Lease Year:	Any twelve (12) month period during the Term of the Lease commencing as of the Rent Commencement Date, or as of any anniversary of the Rent Commencement Date, except that if the Rent Commencement Date does not occur on the first day of a calendar month, then (i) the first Lease Year shall consist of the partial calendar month in which the Rent Commencement Date occurs and the following twelve (12) full calendar months, and (ii) the remaining Lease Years shall be the successive twelve (12) month periods following the end of each preceding Lease Year.

Commencement Date:	The Effective Date.

Rent Commencement Date:

The date twelve (12) months after the Commencement Date, provided that such twelve (12) month period shall be subject to extension by the number of days (not to exceed one hundred eighty (180) days in the aggregate) by which Tenant’s Work is actually delayed as a result of either (or both) (i) an active governmental order prohibiting non-essential construction activity in Waltham, Massachusetts due to the COVID-19 pandemic or (ii) unusual scarcity of or inability to obtain labor or materials due to the COVID-19 pandemic (each, a “COVID Delay”), as further provided below.

Notwithstanding the foregoing, (x) in no event shall any of the foregoing be deemed to be a COVID Delay until and unless Tenant has given Landlord written notice (the “COVID Delay Notice”) advising

Landlord (a) that such a delay is occurring, and (b) of the basis on which Tenant has determined that such a delay is occurring. If Tenant, as the result of a COVID Delay, is actually delayed in completion of Tenant’s Work and Tenant provides a COVID Delay Notice with Tenant’s good faith estimate of the likely length of such COVID Delay, the Rent Commencement Date shall be postponed one day for each day of such COVID Delay subject to the 180-day limit set forth above.

Tenant Plans Date:	December 11, 2020

The Site:	That certain parcel of land located on West Street, Waltham, Middlesex County, Massachusetts, being more particularly described in Exhibit A attached hereto, plus any additions or reductions thereto resulting from the change of any abutting street line.

The Building:	The Building known as and numbered 200 West Street, Waltham, Massachusetts, located on the Site, and containing the Total Rentable Floor Area set forth below.

The Complex:	The Building together with all common areas, parking areas, garage, and structures, located on the Site, as shown on the site plan attached hereto as Exhibit D-2.

The Premises:	The entirety of the first (1st), second (2nd), third (3rd) and fourth (4th) floors of the west wing of the Building, in accordance with the floor plans annexed hereto as Exhibit D-1 and incorporated herein by reference, as further defined and limited in Section 2.1 hereof.

Rentable Floor Area of the Premises:

Approximately 138,444 rentable square feet,

consisting of the following components:

•  1st Floor: 28,089 rentable square feet

•  2nd Floor: 36,677 rentable square feet

•  3rd Floor: 36,948 rentable square feet

•  4th Floor: 36,730 rentable square feet.

Annual Fixed Rent:	(a) During the Original Lease Term of this Lease, Annual Fixed Rent shall be payable by Tenant for each Lease Year as follows:

Lease Year	Rate PSF	Annual Rate*
Lease Year 1	$56.00	**$5,695,984.00
Lease Year 2	$57.68	$7,985,449.92
Lease Year 3	$59.41	$8,224,958.04
Lease Year 4	$61.19	$8,471,388.36
Lease Year 5	$63.03	$8,726,125.32
Lease Year 6	$64.92	$8,987,784.48
Lease Year 7	$66.87	$9,257,750.28
Lease Year 8	$68.88	$9,536,022.72
Lease Year 9	$70.95	$9,822,601.80
Lease Year 10	$73.08	$10,117,487.52

* For the avoidance of doubt, Tenant shall have no obligation to pay Annual Fixed Rent for the period commencing as of the Commencement Date and expiring as of the day before the Rent Commencement Date (the “Rent Abatement Period”). During the Rent Abatement Period, Annual Fixed Rent, Landlord’s Tax Expenses Allocable to the Premises, and Operating Expenses Allocable to the Premises shall be abated, but Tenant shall be responsible for payment for Premises Electricity (as defined below) and other Additional Rent for the Premises which shall remain as due and payable pursuant to the provisions of the Lease.

**The Annual Rate specified above for Lease Year 1 incorporates the agreement of the parties that during Lease Year 1, Tenant shall pay Annual Fixed Rent only on that portion of the Premises located on the 1st, 2nd and 3rd floors of the Building (consisting of 101,714 rentable square feet) (“Phased-In Rent”). During Lease Year 1, in addition to the Phased-In

Rent, all Additional Rent for 100% of the Premises (including the 4th floor of the Premises) shall remain as due and payable pursuant to the provisions of the Lease.

(b) During the extension option period (if exercised), as determined pursuant to Section 3.2.

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

Initial Minimum Limits of Tenant’s Commercial General Liability:	$10,000,000.00 combined single limit per occurrence (which insurance limits may be satisfied through a combination of primary and umbrella coverage).

Total Rentable Floor Area of the Building:	273,365 square feet.

Number of Parking Privileges:	Two and one-half (2.5) parking privileges for each 1,000 square feet of the Rentable Floor Area of the Premises (as the same may be expanded pursuant to Sections 17 and 18 below) at no cost to Tenant and for the duration of the Term (as the same may be extended in accordance with this Lease). Such parking privileges shall be on an unreserved basis in the parking structure located on the Site and the surface parking areas located on the Site (all as shown on Exhibit D-2 attached hereto); provided that at least 50% of such parking privileges shall be located in the parking structure

General office use, research and development, laboratory, manufacturing, vivarium and warehouse, and such accessory uses thereto as may from time to time be permitted by the Zoning Ordinance for the City of Waltham.

Permitted Use:

Broker:	CBRE, Inc. 33 Arch Street, 28th Floor Boston, Massachusetts 02110

Security Deposit:	$3,876,432.00, subject to reduction pursuant to Section 16.26.

TABLE OF CONTENTS

ARTICLE I REFERENCE DATA	1
1.1 Subjects Referred To	1
TABLE OF CONTENTS	6
ARTICLE II PREMISES	9
2.1 Lease of Premises	9
2.2 Appurtenant Rights and Reservations	9
ARTICLE III LEASE TERM AND EXTENSION OPTION	11
3.1 Term	11
3.2 Extension Option	11
ARTICLE IV CONDITION OF PREMISES; SIGNAGE	12
4.1 Preparation of Premises	12
4.2 Signage	12
ARTICLE V ANNUAL FIXED RENT AND UTILITIES	13
5.1 Fixed Rent	13
5.2 Utilities Charges	14
ARTICLE VI TAXES	16
6.1 Definitions	16
6.2 Tenant’s Share of Real Estate Taxes	18
ARTICLE VII LANDLORD’S REPAIRS AND SERVICES AND TENANT’S OPERATING COST PAYMENTS	18
7.1 Structural Repairs	18
7.2 Other Repairs to be Made by Landlord	19
7.3 Services to be Provided by Landlord	19
7.4 Operating Costs Defined	20
7.5 Tenant’s Operating Cost Payments	24
7.6 No Damage	26
ARTICLE VIII TENANT’S REPAIRS	28
8.1 Tenant’s Repairs and Maintenance	28
ARTICLE IX ALTERATIONS	29
9.1 Landlord’s Approval	29
ARTICLE X PARKING	33
10.1 Tenant’s Parking	33
ARTICLE XI CERTAIN TENANT AND LANDLORD COVENANTS	33
11.1 Rent. .	33
11.2 Use.	33
11.3 Hazardous Materials.	34
11.4 Miscellaneous Covenants. :	38
11.5 OFAC	40
ARTICLE XII ASSIGNMENT AND SUBLETTING	41
12.1 Restrictions on Transfer	41
12.2 Tenant’s Notice	42

12.3 Landlord’s Termination Right	42
12.4 Consent of Landlord	43
12.5 EXCEPTIONS.	43
12.6 Profit on Subleasing or Assignment	44
12.7 Additional Conditions	44
ARTICLE XIII INDEMNITY AND INSURANCE	46
13.1 Tenant’s Indemnity	46
13.2 Landlord’s Indemnity. .	47
13.3 Tenant’s Risk	48
13.4 Tenant’s Commercial General Liability Insurance	49
13.5 Tenant’s Property Insurance	49
13.6 Tenant’s Other Insurance	50
13.7 Requirements for Tenant’s Insurance	50
13.8 Additional Insureds	51
13.9 Certificates of Insurance	51
13.10 Subtenants and Other Occupants	51
13.11 No Violation of Building Policies	52
13.12 Tenant to Pay Premium Increases	52
13.13 Landlord’s Insurance	52
13.14 Waiver of Subrogation	53
13.15 Tenant’s Work	53
ARTICLE XIV FIRE, CASUALTY AND TAKING	54
14.1 Damage Resulting from Casualty	54
14.2 Uninsured Casualty	55
14.3 Rights of Termination for Taking	56
14.4 Award	57
ARTICLE XV DEFAULT	57
15.1 Tenant’s Default	57
15.2 Termination; Re-Entry	59
15.3 Continued Liability; Re-Letting	59
15.4 Liquidated Damages	60
15.5 Waiver of Redemption	61
15.6 Landlord’s Default	61
ARTICLE XVI MISCELLANEOUS PROVISIONS	62
16.1 Waiver	62
16.2 Cumulative Remedies	62
16.3 Quiet Enjoyment	63
16.4 Surrender	63
16.5 Brokerage	63
16.6 Invalidity of Particular Provisions	64
16.7 Provisions Binding, Etc.	64
16.8 Recording; Confidentiality	64
16.9 Notices and Time for Action	65
16.10 When Lease Becomes Binding and Authority	66
16.11 Paragraph Headings	66
16.12 Rights of Mortgagee	66

16.13 Rights of Ground Lessor	67
16.14 Notice to Mortgagee and Ground Lessor	67
16.15 Assignment of Rents	68
16.16 Status Report and Financial Statements	68
16.17 Self-Help	69
16.18 Holding Over	70
16.19 Entry by Landlord	71
16.20 Tenant’s Payments	71
16.21 Late Payment	72
16.22 Counterparts	72
16.23 Entire Agreement	73
16.24 Landlord Liability	73
16.25 No Partnership	73
16.26 Security Deposit	74
16.27 Governing Law	75
16.28 Waiver of Trial by Jury	76
16.29 Electronic Signatures	76
16.30 No Air Rights	76
16.31 Building or Complex Name and Signage	76
16.32 Tenant’s Roof Access	76
16.33 Backup Generator	79
ARTICLE XVII RIGHT OF FIRST OFFER	81
17.1 Definitions	81
17.2 Right of First Offer	82
ARTICLE XVIII	84
18.1 Expansion Option	84
ARTICLE XIX AMENITY AREAS	88
19.1 Fitness Center.	88
19.2 Conference Center.	89
19.3 Cafeteria.	89
19.4 Amenity Areas.	89
ARTICLE XX TENANT’S PRIVATE PATIO	90
20.1 Tenant’s Private Patio.	90

Exhibits

The following Exhibits attached hereto are a part of this Lease, are incorporated herein by reference, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein to be performed by Landlord and Tenant, as and where stipulated therein.

Exhibit A -	Legal Description
Exhibit B-1 -	Work Agreement

Exhibit B-2 Exhibit B-3 Exhibit B-4	Turnkey Matrix Tenant Plan and Working Drawing Requirements Close-Out Requirements
Exhibit C-1 -	Landlord’s Services
Exhibit D-1 - Exhibit D-2 -	Floor Plans Site Plan
Exhibit E -	Form of Declaration Affixing the Commencement Date of Lease
Exhibit F	Intentionally Omitted
Exhibit G -	Form of Lien Waivers Contractor’s Partial Waiver and Subordination of Lien
Exhibit H -	Broker Determination of Prevailing Market Rent
Exhibit I -	List of Mortgages
Exhibit J - Exhibit K - Exhibit L - Exhibit M-1 - Exhibit M-2 -	Form of Letter of Credit Form of Certificate of Insurance Potential Patio Areas Tenant’s Hazardous Materials Landlord’s Control Area Requirements

ARTICLE II

Premises

2.1    Lease of Premises

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises in the Building, excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator walls, mechanical rooms, electric and telephone closets, janitor closets, and pipes, ducts, shafts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building, and if the Premises includes less than the entire rentable area of any floor, shall also exclude the common corridors, elevator lobbies and restrooms located on such floor. As long as the Premises comprises at least all of the original Premises, Tenant shall also have the exclusive right to use the loading dock serving the Premises. Any costs incurred by Landlord related to the loading dock shall be included in Operating Expenses. Tenant’s Premises with such exclusions is hereinafter referred to as the “Premises.”

2.2    Appurtenant Rights and Reservations

Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, but not in a manner or extent that would materially interfere with the normal operation and use of the Building as a multi-tenant office/lab building and subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, corridors, stairways, and elevators of the Building, and the pipes, ducts, shafts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) the loading areas serving the Building (subject to Tenant’s exclusive right to use the loading dock serving the Premises set forth in Section 2.1) and the common walkways and driveways necessary for access to the Building, (c) if the Premises include less than the entire rentable floor area of any floor, the common restrooms, corridors and elevator lobby of such floor, (d) the Amenity Areas (subject to the provisions of Article 19 hereof) and (e) the common areas of the Complex as Landlord makes the same available to tenants of the Building from time to time; and no other appurtenant rights and easements. As of the date hereof, the following telecommunication providers have been preapproved by Landlord and are permitted access to the Building: Comcast, XO Communications, AT&T and Lightower. Tenant shall have the right to contract separately with a telecommunication provider not identified in the preceding sentence and Landlord will not unreasonably withhold consent to any request by Tenant to allow such provider to have access to the Building or to the Premises, provided that Landlord may condition such access, without limitation of the foregoing, on Landlord’s reasonable approval of the identity of the service provider, its execution of an access and/or easement agreement reasonably satisfactory to Landlord and, should telecommunications services be furnished by such service provider to both Tenant and other tenants and occupants in the Building, then subject to the payment to Landlord by the service provider of fees assessed by Landlord in its reasonable discretion.

(A)

Landlord reserves for its benefit the right from time to time, without material interference with Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or the Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. Except in the case of emergencies or for normal cleaning and maintenance operations, Landlord agrees to give Tenant reasonable advance notice (which notice may be oral or by e-mail) (it being acknowledged that at least 48 hours’ advance notice is reasonable) of any of the foregoing activities which require work in the Premises. In all cases, Landlord shall use commercially reasonable efforts to minimize or avoid inconvenience to Tenant in connection with Landlord’s exercise of the rights granted herein (consistent with the nature of the rights being exercised).

(B)

Landlord reserves and excepts for its benefit all rights of ownership and use in all respects outside the Premises, including without limitation, the Building and all other structures and improvements on and common areas of the Complex, except that at all times during the term of this Lease (except in the case or an emergency or Force Majeure (as defined in Section 14.1)), Tenant shall have a reasonable means of access from a public street to the Premises, the Amenity Areas (subject to the provisions of Article 19 below) and the requisite Number of Parking Privileges (subject to the provisions of Section 10.1 below). Without limitation of the foregoing reservation of rights by Landlord, it is understood that in its sole discretion Landlord shall have the right to change and rearrange the common areas, to change, relocate and eliminate facilities therein, to erect new structures thereon, to permit the use of or lease all or part thereof for exhibitions and displays and to sell, lease or dedicate all or part thereof to public use; and further that Landlord shall have the right to make changes in, additions to and eliminations from the Building and other structures and improvements on the Complex, the Premises excepted; provided however that Tenant, its employees, agents, clients, customers, and invitees shall at all times (except in the case or an emergency or Force Majeure with respect to any portion of the Building or Premises that is not an animal care facility) have reasonable access to the Building, the Premises and the loading dock serving the Premises. In all cases, Landlord shall use commercially reasonable efforts to minimize or avoid interference with Tenant’s use and enjoyment of the Premises in connection with Landlord’s exercise of the rights granted herein (consistent with the nature of the rights being exercised).

ARTICLE III

Lease Term and Extension Option

3.1    Term

The Term of this Lease shall be the period specified in Section 1.1 hereof as the Lease Term, unless sooner terminated or extended as herein provided. If Section 1.1 provides for a fixed Commencement Date, then the Commencement Date of the Lease Term hereof shall be such date.

As soon as may be convenient after the Rent Commencement Date has been determined, Landlord and Tenant agree to join with each other in the execution, in the form of Exhibit E hereto, of a written Declaration Affixing the Rent Commencement Date of Lease in which the Rent Commencement Date and specified Lease Term of this Lease shall be stated.

3.2    Extension Option

(A)    On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the herein described option to extend and as of the commencement of the Extended Term (i) there exists no Event of Default (defined in Section 15.1), (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet (with such sublet(s) then remaining in effect) more than fifty percent (50%) of the Rentable Floor Area of the Premises (except for an assignment or subletting permitted without Landlord’s consent under Section 12.5 hereof), Tenant shall have the right (“Extension Option”) to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option period as hereinbelow set forth and except that there shall be no further option to extend) for one (1) period of ten (10) years as hereinafter set forth. The option period is sometimes herein referred to as the “Extended Term.” Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of the Extension Option.

(B)    If Tenant desires to exercise said option to extend the Term, then Tenant shall give notice (“Extension Exercise Notice”) to Landlord, not later than fifteen (15) months prior to the expiration of the Original Lease Term exercising such option to extend. Promptly after Landlord’s receipt of the Extension Exercise Notice, Landlord shall provide Landlord’s quotation to Tenant of a proposed Annual Fixed Rent for the Extended Term (“Landlord’s Rent

Quotation”) provided however, in no event shall Landlord be obligated to provide Landlord’s Rent Quotation more than fourteen (14) months prior to the expiration of the Original Lease Term. If at the expiration of thirty (30) days after Tenant receives Landlord’s Rent Quotation (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for such Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit H) for such Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit H. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for such Extended Term shall be the Prevailing Market Rent as determined by the Broker Determination. If Tenant does not timely request the Broker Determination, then the Annual Fixed Rent during the Extended Term shall be equal to the greater of (a) Landlord’s Rent Quotation or (b) the Annual Fixed Rent in effect during the last twelve (12) month period of the Original Lease Term.

(C)    Upon the giving of the Extension Exercise Notice by Tenant to Landlord exercising Tenant’s option to extend the Lease Term in accordance with the provisions of Section 3.2 (B) above, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Extended Term as determined in the relevant manner set forth in this Section 3.2; and in such event all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term. Notwithstanding anything contained herein to the contrary, in no event shall the Lease Term hereof be extended for more than ten (10) years after the expiration of the Original Lease Term hereof.

(D) Time is of the essence with respect to the provisions of this Section.

ARTICLE IV

Condition of Premises; Signage

4.1    Preparation of Premises

The condition of the Premises upon Landlord’s delivery along with any work to be performed by Tenant shall be as set forth in the Work Agreement attached hereto as Exhibit B-1 and made a part hereof.

4.2    Signage

(A)    Premises Signage. Tenant shall provide and install, at Tenant’s expense, letters or numerals at the main entrance to the Premises to identify Tenant’s name and Building address; all such letters and numerals shall be in the building standard graphics and no others shall be used or permitted on the Premises.

(B)    Lobby Signage. Landlord shall, during the Term of this Lease, provide Tenant with a listing of Tenant’s name on all tenant directories in the Building and, at Tenant’s request, the name of Tenant’s subtenants. The initial listing of Tenant’s name shall be at Landlord’s cost and expense. Any changes, replacements or additions by Tenant to such directory shall be at Tenant’s sole cost and expense.

(C)    Monument Signage. Tenant shall have the right, effective as of the Commencement Date and at its sole cost and expense (but with no separate charge by Landlord for the signage rights themselves), to have its name and corporate logo on the existing monument located at the south side of the entrance to the driveway off of West Street (“Monument Signage”). Tenant’s right to Monument Signage shall be non-exclusive.

(D)    Building Signage. Tenant shall have the right, effective as of the Commencement Date and at its sole cost and expense (but with no separate charge by Landlord for the signage rights themselves), to design and install one (1) illuminated identification sign with Tenant’s name and corporate logo on the exterior façade of the Building (the “Building Signage”), subject to applicable zoning requirements and other applicable laws and to Tenant obtaining all necessary permits and approvals therefor (Landlord hereby agreeing to cooperate with Tenant, at no cost or expense to Landlord, in Tenant’s obtaining of such permits and approvals). Tenant’s right to Building Signage shall be non-exclusive.

(E)    Conditions. The location, design, proportions and color of the Monument Signage and the Building Signage shall all be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall reasonably cooperate with Tenant in obtaining any local approvals required for the Building Signage or the Monument Signage (provided that Landlord shall not be put to any cost or expense in connection therewith). Notwithstanding the foregoing provisions of this Section 4.2 to the contrary, within ninety (90) days after the first to occur (if either) of (x) the date on which the Term of this Lease is terminated due to an Event of Default pursuant to the terms and provisions of Section 15.2 below and (y) such time as Tenant has assigned this Lease or subleased more than 48,455 square feet of rentable floor area in the west-wing of the Building (excluding assignments and subleases permitted in accordance with Section 12.5 below), then Tenant shall, at its cost and expense, remove the Monument Signage and the Building Signage and restore all damage to the Building and the Site caused by the installation and/or removal of such Monument Signage and/or Building Signage. Such removal and restoration shall be performed in accordance with the terms and conditions governing alterations pursuant to Article IX below. The right to the Monument and Building Signage granted pursuant to this Section 4.2 is personal to Translate Bio, Inc. and may not be transferred to any third party (other than to a Tenant Affiliate or Permitted Tenant Successor under Section 12.5 below).

ARTICLE V

Annual Fixed Rent and Utilities

5.1    Fixed Rent

Tenant agrees to pay to Landlord, on the Rent Commencement Date, and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Lease

Term, a sum equal to one-twelfth (1/12th) of the Annual Fixed Rent specified in Section 1.1 hereof and on the first day of each and every calendar month during the Extended Term (if exercised), a sum equal to one-twelfth (1/12th) of the Annual Fixed Rent as determined in Section 3.2 for the Extended Term.

Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership by one of the 3 following methods, chosen by Tenant in its sole discretion: (i) via the VersaPay ARC, Boston Properties on-line Tenant Portal for which an invite will be sent to Tenant from the VersaPay ARC platform from the email address noreply@versapay.com (please contact Landlord at ARDept@bxp.com with any inquiries respecting VersaPay), (ii) by ACH transfer to [**] and the Property address or (iii) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557.

All remittances received by Boston Properties Limited Partnership, or any other agent or designated recipient of Boston Properties Limited Partnership, shall be treated as payment to Landlord.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Rent Commencement Date is a day other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Rent Commencement Date to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as hereinafter provided, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion but shall commence on the Commencement Date and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant; provided, however, that Tenant’s obligation to pay Landlord’s Tax Expenses Allocable to the Premises and Operating Expenses Allocable to the Premises shall not commence until the Rent Commencement Date, as hereinafter provided.

Notwithstanding that the payment of Annual Fixed Rent (as well as Landlord’s Tax Expenses Allocable to the Premises, and Operating Expenses Allocable to the Premises) payable by Tenant to Landlord shall not commence until the Rent Commencement Date, Tenant shall be subject to, and shall comply with, all other provisions of this Lease as and at the times provided in this Lease.

The Annual Fixed Rent and all other charges for which provision is herein made shall be paid by Tenant to Landlord without offset, deduction or abatement except as otherwise specifically set forth in this Lease.

5.2    Utilities Charges

(A)    Electricity. The parties acknowledge that there are existing utility meters in place in working order to monitor the usage of electricity in and/or serving the Premises (including, without limitation, electricity for lights, plugs and HVAC) (“Premises Electricity”). Landlord may also be installing additional utility check meters to monitor Premises Electricity prior to the Rent Commencement Date. Tenant acknowledges that the electrical infrastructure serving the Premises will be delivered in “as-is” condition on the Commencement Date and that Tenant’s Work shall include installation of any additional electrical infrastructure required in connection with Tenant’s operations. Tenant shall be separately billed by Landlord for all such Premises Electricity. Tenant shall pay to Landlord, in advance, on the first day of each and every calendar month during the Term, an amount reasonably estimated by Landlord from time to time to cover Tenant’s monthly payments for Premises Electricity and Tenant shall pay such monthly charges to Landlord, as Additional Rent, in the fashion herein provided for the payment of Annual Fixed Rent. Beginning in the second (2nd) full Operating Year (as defined below), Landlord shall base such estimated payment amounts on Tenant’s actual consumption of Premises Electricity during the immediately preceding Operating Year. After the end of each Operating Year, Landlord shall provide to Tenant a statement (each, an “Electric Statement”) of the actual amount of Premises Electricity consumed during the preceding Operating Year. Said Utility Statement to be rendered to Tenant also shall show, for the preceding Operating Year, the amount already paid by Tenant on account of Premises Electricity, and the amount remaining due from, or overpaid by, Tenant for such Operating Year covered by the Electric Statement based on the check meter readings taking into account and reflecting the monthly estimated payments made by Tenant pursuant to this Section. Within thirty (30) days after the date of delivery of such Electric Statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section with respect to the preceding Operating Year, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section against (i) monthly installments of Annual Fixed Rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such overpayment within 60 days as aforesaid if the Term has ended and Tenant has no further monetary obligation to Landlord). Further, Landlord may send periodic statements during any Operating Year showing, for the preceding billing period(s), the costs of furnishing Premises Electricity to the Premises. If such periodic, mid-Operating Year statements show that Tenant’s actual usage of Premises Electricity is greater or less than the preceding Operating Year’s actual usage upon which Tenant’s estimated payments are then being based, then Landlord may adjust such estimated payments accordingly for the remainder of such Operating Year (with the same true-up process set forth above to occur at the end of the applicable Operating Year). As used herein, “Operating Year” shall mean a period of twelve (12) consecutive calendar months, commencing on the first day of January in each year, except that the first Operating Year of the Lease Term hereof shall be the period commencing on the Commencement Date and ending on December 31 of the same calendar year, and the last Operating Year of the Term hereof shall be the period commencing on January 1 of the calendar year in which the Lease Term ends, and ending with the date on which the Lease Term ends.

(B)    Gas. Promptly following the Commencement Date, Tenant shall establish an account directly with the utility companies or providers and shall make payment, not later than the due date therefor, of all charges associated with the meter(s) measuring consumption of all gas in and/or serving the Premises for Tenant (including, without limitation natural gas associated with use of Tenant’s Backup Generator). Tenant further covenants and agrees to defend, save harmless and indemnify Landlord against all liability, cost and damage incurred by Landlord that arises out of or is in any way connected to Tenant’s payment, nonpayment or late payment of any charges or deposits to such gas utility companies or providers.

(C)    Water. The parties acknowledge that the usage of water in and/or serving the Premises (“Premises Water”) will be monitored by a check-meter. Tenant shall be separately billed by Landlord for all such Premises Water. Tenant shall pay to Landlord, in advance, on the first day of each and every calendar month during the Term, an amount reasonably estimated by Landlord from time to time to cover Tenant’s monthly payments for Premises Water and Tenant shall pay such monthly charges to Landlord, as Additional Rent, in the fashion herein provided for the payment of Annual Fixed Rent. Beginning in the second (2nd) full Operating Year, Landlord shall base such estimated payment amounts on Tenant’s actual consumption of Premises Water during the immediately preceding Operating Year. After the end of each Operating Year, Landlord shall provide to Tenant a statement (each, a “Water Statement”) of the actual amount of Premises Water consumed during the preceding Operating Year. Said Utility Statement to be rendered to Tenant also shall show, for the preceding Operating Year, the amount already paid by Tenant on account of Premises Water, and the amount remaining due from, or overpaid by, Tenant for such Operating Year covered by the Water Statement based on the check meter readings taking into account and reflecting the monthly estimated payments made by Tenant pursuant to this Section. Within thirty (30) days after the date of delivery of such Water Statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section with respect to the preceding Operating Year, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section against (i) monthly installments of Annual Fixed Rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment within 60 days as aforesaid if the Term has ended and Tenant has no further obligation to Landlord). Further, Landlord may send periodic statements during any Operating Year showing, for the preceding billing period(s), the costs of furnishing Premises Water to the Premises. If such periodic, mid-Operating Year statements show that Tenant’s actual usage of Premises Water is greater or less than the preceding Operating Year’s actual usage upon which Tenant’s estimated payments are then being based, then Landlord may adjust such estimated payments accordingly for the remainder of such Operating Year (with the same true-up process set forth above to occur at the end of the applicable Operating Year).

(D)    Utility Information. Tenant shall provide Landlord, within ten (10) business days after written request therefor, with readily available information regarding Tenant’s consumption of electricity, gas, water/sewer, and/or other utilities at the Premises as may be reasonably required by Landlord in connection with any LEED or similar environmental grading system applicable to the Complex or any Legal Requirements; provided that such information may not be requested by Landlord more than two (2) times in any given calendar year. The provisions of this Section shall survive for a period of two (2) years after the expiration or termination of this Lease.

ARTICLE VI

Taxes

6.1    Definitions

With reference to the real estate taxes referred to in this Article VI, it is agreed that terms used herein are defined as follows:

“Tax Year” means the 12-month period beginning July 1 each year during the Lease Term or if the appropriate Governmental tax fiscal period shall begin on any date other than July 1, such other date.

“Landlord’s Tax Expenses Allocable to the Premises” means the same proportion of Landlord’s Tax Expenses as Rentable Floor Area of Tenant’s Premises bears to the sum of the Total Rentable Floor Area of the Building and any other buildings on the Site from time to time.

“Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate Real Estate Taxes (hereinafter defined) with respect to that Tax Year, reduced by any net abatement receipts with respect to that Tax Year.

“Real Estate Taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any Governmental authority (including, but not limited to, any tax, assessment or charge resulting from the creation of a special improvement district) on, or reasonably allocable to the Complex which the Landlord shall be obligated to pay because of or in connection with the ownership, leasing or operation of the Complex and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest other than penalty interest payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, inheritance, transfer, gift, capital stock or any income taxes arising out of or related to ownership and operation of income-producing real estate, or any excise taxes imposed upon Landlord based upon gross or net rentals or other income received by it or any increase in taxes to the extent resulting solely from Landlord’s sale of, or otherwise transfer of its interest in, the Complex; provided, however, that if at any time during the Lease Term the present system of ad valorem taxation of real property shall be changed so that in lieu of, or in addition to, the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Complex, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Complex is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Complex were the only property of Landlord. Notwithstanding the foregoing, “real estate taxes” shall not include and Tenant shall not be required to pay any portion of any tax or assessment expense or any increase therein (a) levied on Landlord’s rental income, unless such tax or assessment is imposed in lieu of real property taxes as set forth above; (b) in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term; or (c) imposed on land and improvements other than the Site.

If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Landlord’s Tax Expenses and Landlord’s Taxes Allocable to the Premises shall each be proportionately reduced.

6.2    Tenant’s Share of Real Estate Taxes

Tenant shall pay to Landlord, as Additional Rent, the amount of Landlord’s Tax Expenses Allocable to the Premises. Payments by Tenant on account of the Landlord’s Tax Expenses Allocable to the Premises shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to the Landlord’s Tax Expenses Allocable to the Premises, at least ten (10) days before the day on which tax payments by Landlord would become delinquent. Not later than ninety (90) days after Landlord’s Tax Expenses Allocable to the Premises are determinable for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Lease Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes allocated to the Building, abatements and refunds, if any, of any such taxes and assessments, reasonable expenditures incurred in seeking such abatement or refund (recognizing that such expenses may be on a contingency fee basis), the amount of Landlord’s Tax Expenses Allocable to the Premises, the amount thereof already paid by Tenant and the amount thereof overpaid by, or remaining due from, Tenant for the period covered by such statement. Within thirty (30) days after the receipt of such statement, Tenant shall pay any sum remaining due. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant within 60 days of the delivery of such statement if the Lease Term has then expired and Tenant has no further monetary or material non-monetary obligation to Landlord (including, without limitation, any obligations with respect to surrender of the Premises). Reasonable expenditures for legal fees and for other expenses incurred in obtaining an abatement or refund may be charged against the abatement or refund before the adjustments are made for the Tax Year (recognizing that such expenses may be on a contingency fee basis). Only Landlord shall have the right to institute tax reduction or other proceedings to reduce real estate taxes or the valuation of the Building and the Site.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the statement to be furnished by Landlord shall be rendered and payments made on account of such installments.

ARTICLE VII

Landlord’s Repairs and Services and Tenant’s Operating Cost Payments

7.1    Structural Repairs

Except for (a) normal and reasonable wear and use and (b) damage caused by fire or casualty and by eminent domain, Landlord shall, throughout the Lease Term, subject to provisions for reimbursement by Tenant as contained in Section 7.5, keep and maintain, or cause to be kept and maintained, in good order, condition and repair the following portions of the Building: the structural portions of the roof, the exterior and load bearing walls, the foundation, the structural columns and floor slabs and other structural elements of the Building and the parking garage located on the Site; provided however, that Tenant shall pay to Landlord, as Additional Rent, the cost of any and all such repairs which may be required as a result of repairs, alterations, or installations made by Tenant or any subtenant, assignee, licensee or concessionaire of Tenant or any agent, servant, employee or contractor of any of them or to the extent of any loss, destruction or damage caused by the omission or negligence of Tenant, any assignee or subtenant or any agent, servant, employee, customer, visitor or contractor of any of them.

7.2    Other Repairs to be Made by Landlord

Except for (a) normal and reasonable wear and use and (b) damage caused by fire or casualty and by eminent domain, and except as otherwise provided in this Lease, and subject to provisions for reimbursement by Tenant as contained in Section 7.5, Landlord agrees to keep and maintain, or cause to be kept and maintained, in good order, condition and repair the common areas and facilities of the Building, the Site and the Complex, including all paved areas and landscaped areas from time to time in existence, and all heating, ventilating, air conditioning, plumbing and other Building systems equipment servicing the Premises (including all lines, pipes, wires, conduits and the like except to the extent serving the Premises exclusively or installed by Tenant or for or on behalf of Tenant by any third party), except that Landlord shall in no event be responsible to Tenant for (a) the condition of glass in and about the Premises (other than for glass in exterior walls for which Landlord shall be responsible unless the damage thereto is attributable to Tenant’s negligence or misuse, in which event the responsibility therefor shall be Tenant’s), or (b) any condition in the Premises or the Building caused by any act or neglect of Tenant or any agent, employee, contractor, assignee, subtenant, licensee, concessionaire or invitee of Tenant. Without limitation, Landlord shall not be responsible to make any improvements or repairs to the Building or the Premises other than as expressly provided in Section 7.1 or in this Section 7.2, unless expressly otherwise provided in this Lease.

7.3    Services to be Provided by Landlord

In addition, and except as otherwise provided in this Lease and subject to provisions for reimbursement by Tenant as contained in Section 7.5 and Tenant’s responsibilities in regard to electricity as provided below, Landlord agrees to furnish services, utilities, facilities and supplies set forth in Exhibit C hereto equal in quality comparable to those customarily provided by landlords in high quality buildings in the Central Suburban 128 Market. In addition, Landlord agrees to furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar buildings in Central Suburban 128 Market, and such additional special services as may be mutually agreed upon by Landlord and Tenant, upon reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Building services requested by Tenant and for the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the request of Tenant within thirty (30) days after being billed therefor.

Notwithstanding anything contained in this Lease to the contrary, Landlord shall have no obligation to provide Tenant with cleaning and janitorial services and trash removal (as described in Exhibit C attached hereto) to any portion of the Premises (it being understood and agreed that Tenant shall directly obtain such services on its own behalf and at its sole cost and expense). Tenant shall be responsible for arranging for its own janitorial/cleaning services to, and trash removal from, the Premises by a contractor or contractors reasonably approved by Landlord. Tenant shall arrange for reasonably regular removal of trash from the Premises. Tenant may maintain a dumpster within the loading dock area serving the Premises. The size and location of such dumpster shall be subject to Landlord’s prior reasonable approval. In no event may Tenant dispose of any Hazardous Materials with such trash or in such dumpster (it being acknowledged that Tenant shall separately arrange for the transportation and disposal of Hazardous Materials at its own expense in compliance with applicable Hazardous Materials Laws).

7.4    Operating Costs Defined

“Operating Expenses Allocable to the Premises” means the same proportion of the Landlord’s Operating Expenses (as hereinafter defined) as the Rentable Floor Area of the Premises bears to the sum of the Total Rentable Floor Area of the Building and any other buildings on the Site from time to time. “Landlord’s Operating Expenses” means the cost of operation of the Building, the Site and the Complex incurred by Landlord, including, without limitation, those incurred in discharging Landlord’s obligations under Sections 7.1, 7.2 and 7.3. Such costs shall exclude payments of debt service and any other mortgage or ground lease charges, brokerage commissions, real estate taxes (to the extent paid pursuant to Section 6.2 hereof) and costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation, costs for:

(A)    compensation, wages and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons for their services in the operating, maintaining or cleaning of the Building or the Site;

(B)    payments under service contracts with independent contractors for operating, maintaining or cleaning of the Building or the Site;

(C)    steam, water, sewer, gas, oil, electricity and telephone charges (excluding such utility charges separately chargeable to tenants for additional or separate services and electricity, gas and water charges payable by Tenant pursuant to Section 5.2 above) and costs of maintaining letters of credit or other security as may be required by utility companies as a condition of providing such services to the Building or the Site;

(D)    cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors under guarantees) of the Building or the Site;

(E)    cost of operating and maintaining a common fitness center, conference center and food service facility in the Building (including the Amenity Areas), less any rent or other amounts received by Landlord from any third-party operators of such facilities;

(F)    cost of snow removal and care of landscaping of the Site;

(G)    cost of building and cleaning supplies and equipment for the Building or the Site;

(H)    premiums for insurance carried with respect to the Building and the Site (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and of monthly installments of Annual Fixed Rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than twelve (12) months in the case of both Annual Fixed Rent and Additional Rent and, if there be any first mortgage on the Complex, including such insurance as may be required by the holder of such first mortgage);

(I)    management fees at reasonable rates for self managed buildings in the Central Suburban 128 Market consistent with the type of occupancy and the services rendered, which such management fees shall not exceed three and one-half percent (3.5%) of the total Gross Rents for the Building (“Gross Rents for the Building” for the purposes hereof being defined as all annual fixed rent, Landlord’s Operating Expenses, with the exception of the aforesaid management fees, and Landlord’s Tax Expenses for the Building for the relevant calendar year).

(J)    depreciation for capital expenditures made by Landlord during the Lease Term (x) to reduce Operating Expenses if Landlord reasonably shall have determined that the annual reduction in Operating Expenses shall exceed depreciation therefor or (y) to comply with Legal Requirements that first become applicable to the Building or the Complex after the Commencement Date (the capital expenditures described in subsections (x) and (y) being hereinafter referred to as “Permitted Capital Expenditures”) plus, in the case of (x) and (y), an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties in the Central Suburban 128 Market, and depreciation in the case of (x) and (y) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired, which useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item;

(K)    all reasonable costs of maintaining (but not applying for or obtaining) any certification under the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar “green” system or standard for the Building or the Site;

(L)    the pro rata share allocable to the Building of imputed rental costs of maintaining a regional property management office of a reasonable size given the number and square footage of properties managed (and the fact that as of the date hereof, Landlord is a self-administered and self-managed real estate investment trust), which pro rata share shall be equal to a fraction, the numerator of which is the Total Rentable Floor Area of the Building and the denominator of which is the total rentable floor area of all buildings managed by the staff of such regional property management office; and

(M)    all other reasonable and necessary expenses paid in connection with the operating, cleaning and maintenance of the Building, the Site and said common areas and facilities and properly chargeable against income.

Notwithstanding the foregoing, the following shall be excluded from Landlord’s Operating Expenses:

(i)    All capital expenditures and depreciation, except as otherwise explicitly provided in this Section 7.4;

(ii)    Interest on indebtedness, debt amortization, ground rent, and refinancing costs for any mortgage or ground lease of the Building or the Site;

(iii)    Legal, auditing, consulting and professional fees and other costs (other than those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Complex), including, without limitation, those: (i) paid or incurred in connection with financings, refinancings or sales of any Landlord’s interest in the Building or the Site, (ii) relating to any special reporting required by securities laws, (iii) relating to disputes with tenants or (iv) relating to litigation;

(iv)    The cost of any item or service to the extent reimbursed or reimbursable to Landlord by insurance required to be maintained under this Lease or by any third party;

(v)    The cost of repairs or replacements incurred by reason of fire or other casualty or condemnation other than costs not in excess of the deductible on any insurance maintained by Landlord which provides a recovery for such repair or replacement;

(vi)    Any advertising, promotional or marketing expenses for the Building, including, without limitation, leasing commissions, attorneys’ fees, space planning costs and other costs and expenses incurred in connection with the lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

(vii)    The cost of any service or materials provided by any party related to Landlord (other than the management fee, which shall be subject to the terms and provisions of Section 7.4(i) above), to the extent such costs exceed the reasonable cost for such service or materials absent such relationship in buildings similar to the Building in the Central Suburban 128 Market;

(viii)    Payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased to the extent that such payments exceed the amount which could have been included in Landlord’s Operating Expenses had Landlord purchased such equipment rather than leasing such equipment;

(ix)    Penalties, damages, and interest for late payment or violations of any obligations of Landlord, including, without limitation, taxes, insurance, equipment leases and other past due amounts;

(x)    Costs arising from Landlord’s political or charitable contributions;

(xi)    The cost of testing, remediation or removal of “Hazardous Materials” (as defined in Section 11.2) in the Building or on the Site required by “Hazardous Materials Laws” (as defined in Section 11.2), provided however, that with respect to the testing, remediation or removal of any material or substance which, as of the Commencement Date was not considered, as a matter of law, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material as a matter of law, the costs thereof shall be included in Landlord’s Operating Expenses;

(xii)    Wages, salaries, or other compensation paid to any executive employees above the grade of Regional Property Manager;

(xiii)    The net (i.e. net of the reasonable costs of collection) amount recovered by Landlord under any warranty or service agreement from any contractor or service provider shall be credited against Landlord’s Operating Expenses;

(xiv)    Costs of repair or replacement of any structural portion of the Building made necessary as a result of defects in the original design, workmanship or materials used; and

(xv)    Landlord’s general corporate overhead and administrative services (except for property management services related to the operation of the Complex, including, without limitation, risk management, accounting, security and energy management services).

Notwithstanding the foregoing, in determining the amount of Landlord’s Operating Expenses for any calendar year or portion thereof falling within the Lease Term, if less than ninety-five percent (95%) of the sum of the Total Rentable Floor Area of the Building and any other buildings on the Site from time to time shall have been occupied by tenants at any time during the period in question, then those components of Landlord’s Operating Expenses that vary based on occupancy for such period shall be adjusted to equal the amount such components of Landlord’s Operating Expenses would have been for such period had occupancy been ninety-five percent (95%) throughout such period.

7.5    Tenant’s Operating Cost Payments

(A)    Tenant shall pay to Landlord, as Additional Rent, on or before the thirtieth (30th) day following receipt by Tenant of the statement referred to below in this Section 7.5, the amount of Operating Expenses Allocable to the Premises.

(B)    Payments by Tenant on account of Operating Expenses Allocable to the Premises shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The monthly amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to cover, in the aggregate, a sum equal to the Operating Expenses Allocable to the Premises for each calendar year during the Lease Term.

(C)    No later than one hundred twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Lease Term or fraction thereof at the end of the Lease Term, Landlord shall render Tenant a statement in reasonable detail and according to generally accepted accounting practices certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, the Landlord’s Operating Expenses and the Operating Expenses Allocable to the Premises. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amounts already paid by Tenant on account of Operating Expenses Allocable to the Premises and the amount of Operating Expenses Allocable to the Premises remaining due from, or overpaid by, Tenant for the year or other period covered by the statement.

If such statement shows a balance remaining due to Landlord, Tenant shall pay same to Landlord on or before the thirtieth (30th) day following receipt by Tenant of said statement. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant within 30 days of the delivery of such statement if the Lease Term has then expired and Tenant has no further monetary or material non-monetary obligation to Landlord (including, without limitation, any obligations with respect to surrender of the Premises).

Any payment by Tenant for the Operating Expenses Allocable to the Premises shall not be deemed to waive any rights of Tenant to claim that the amount thereof was not determined in accordance with the provisions of this Lease.

(D)    Subject to the provisions of this paragraph and provided no uncured monetary or material non-monetary Event of Default of Tenant exists, Tenant shall have the right, at Tenant’s cost and expense, to examine all documentation and calculations prepared in the determination of the Landlord’s Tax Expenses Allocable to the Premises, Operating Expenses Allocable to the Premises and Tenant’s payment on account of electricity, gas and water under Section 5.2 above (“Electricity/Water Expenses”):

(a)    Such documentation and calculations shall be made available to Tenant at the offices where Landlord keeps such records during normal business hours within a reasonable time after Landlord receives a written request from Tenant to make such examination.

(b)    Tenant shall have the right to make such examination no more than once in respect of any period for which Landlord has given Tenant a statement of the actual amount of Landlord’s Tax Expenses, Landlord’s Operating Expenses or the Electricity/Water Expenses, as applicable.

(c)    Except as provided by the last sentence of this Section 7.5(D), any request for examination in respect of any Tax Year or calendar year, as applicable, may be made no more than one hundred eighty (180) days after Landlord advises Tenant in writing of the actual amount of Landlord’s Tax Expenses, Landlord’s Operating Expenses or the Electricity/Water Expenses, as applicable in respect of such period and provides to Tenant the appropriate year-end statement required under Section 5.2, Section 6.2 or this Section 7.5, as applicable (provided, however, that if after any audit is performed hereunder, it is finally determined that Tenant has been overcharged on account of Landlord’s Tax Expenses Allocable to the Premises, Operating Expenses Allocable to the Premises and/or the Electricity/Water Expenses by more than three percent (3%) for the Tax Year or calendar year in question, Tenant may request to examine the documentation and calculations for the overcharged item for the immediately preceding Tax Year or calendar year, as applicable).

(d)    In no event shall Tenant utilize the services of any examiner who is being paid by Tenant on a contingent fee basis, unless such examiner is being retained by Tenant on a national basis to examine payments under Tenant’s other leases of space.

(e)    As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form reasonably acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord or the Building in connection with such examination, provided however, that Tenant shall be permitted to share such information with each of its permitted subtenants so long as such subtenants execute and deliver to Landlord similar confidentiality agreements.

(f)    If, after the audit by Tenant of Landlord’s books and records pursuant to this Section 7.5 with respect to any Tax Year or calendar year, it is finally determined that: (i) Tenant has made an overpayment on account of Landlord’s Tax Expenses Allocable to the Premises, Operating Expenses Allocable to the Premises and/or the Electricity/Water Expenses, as applicable, Landlord shall credit any such overpayment against the next installment(s) of Annual Fixed Rent thereafter payable by Tenant, except that if such overpayment is determined after the termination or expiration of the term of this Lease, Landlord shall promptly refund to Tenant the amount of any such overpayment less any amounts then due from Tenant to Landlord; and (ii) Tenant has made an underpayment on account of Landlord’s Tax Expenses Allocable to the Premises, Operating Expenses Allocable to the Premises and/or the Electricity/Water Expenses, as applicable, Tenant shall, within forty-five (45) days of such determination, pay any such underpayment to Landlord.

(g)    If, after any such audit is performed, it is finally determined that Tenant has been overcharged on account of Landlord’s Tax Expenses Allocable to the Premises, Operating Expenses Allocable to the Premises and/or the Electricity/Water Expenses by more than three percent (3%) for the Tax Year or calendar year in question, Landlord shall reimburse Tenant for the reasonable third-party costs incurred by Tenant in performing such audit.

(h)    Tenant hereby acknowledges and agrees that Tenant’s sole right to contest the Operating Expense and Tax statement and Landlord’s Tax Expenses Allocable to the Premises, Operating Expenses Allocable to the Premises and Electricity/Water Expenses shall be as expressly set forth in this Section. If Tenant shall fail to timely exercise Tenant’s right to inspect Landlord’s books and records as provided in this Section, with respect to any Operating Year or Tax Year, as applicable, Landlord’s statement of Landlord’s Tax Expenses, Landlord’s Operating Expenses or the Electricity/Water Expenses shall be conclusive and binding on Tenant (subject to the proviso set forth at the end of subsection (c) above regarding Tenant’s ability to request examinations for the immediately preceding year).

Except where Landlord’s need to make any such correction is caused by any correction, change and/or charge from any public entity or utility company (provided that Landlord’s negligent acts or omissions are not a contributing factor to such correction, change and/or charge), Landlord shall have no right to correct any year end statement with respect to any Tax Year or calendar year after the date one (1) year after the end of the period in question. Notwithstanding any provision hereof to the contrary, if Landlord provides Tenant with any such corrected statement, then Tenant shall have one hundred eighty (180) days from the receipt of any such corrected statement to request an examination as set forth above in this Section 7.5 (subject to the proviso set forth at the end of subsection (c) above regarding Tenant’s ability to request examinations for the immediately preceding year).

7.6    No Damage

(A)    Except as may be expressly otherwise provided in this Lease, Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any purposes in this Lease authorized, or for repairing the Premises or any portion of the Complex however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including, without limitation, by reason of Force Majeure, or for any cause due to any act or neglect of Tenant or Tenant’s servants, agents, employees, licensees or any person claiming by, through or under Tenant, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises, but Landlord shall nonetheless use commercially reasonably efforts to mitigate the adverse impact of any such event on Tenant’s use and enjoyment of the Premises to the extent it is within Landlord’s reasonable ability to do so under the circumstances and where such efforts are reasonably likely to actually mitigate the adverse impact aforesaid.

(B)    Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

(C)    Notwithstanding anything to the contrary in this Lease contained, if due to (i) any repairs, alterations, replacements, or improvements made by Landlord, (ii) Landlord’s failure to make any repairs, alterations, or improvements required to be made by Landlord hereunder, or to provide any service required to be provided by Landlord hereunder (which for purpose of this Section 7.6 shall expressly exclude the lack of availability of any common amenities (including the Amenity Areas) that are temporarily shut down or provided at a limited capacity or scope to the extent due to COVID-19 or any other Force Majeure event), or (iii) failure of any electric service required to be provided by Landlord hereunder, any portion of the Premises becomes untenantable so that for the Premises Untenantability Cure Period, as hereinafter defined, the continued operation in the ordinary course of Tenant’s business is materially adversely affected, then, provided that Tenant ceases to use the affected portion of the Premises during the entirety of the Premises Untenantability Cure Period by reason of such untenantability, and that such untenantability and Landlord’s inability to cure such condition is not caused by (x) the fault or neglect of Tenant or Tenant’s agents, employees or contractors, or (y) the failure or inability of the applicable utility company to provide electrical, water, or sewer service to the point of connection for the Building (other than due to Landlord’s failure to maintain the corresponding building systems or applicable permits in accordance with applicable laws), Annual Fixed Rent, Landlord’s Tax Expenses Allocable to the Premises and Operating Expenses Allocable to the Premises shall thereafter be abated in proportion to such untenantability and its impact on the continued operation in the ordinary course of Tenant’s business until the day such condition no longer has the material adverse effect referred to above. Notwithstanding the foregoing to the contrary, in the event any such untenantability is due to the failure or inability of the applicable utility company to provide electrical, water, or sewer service to the point of connection for the Building and Landlord receives payment for such shut down from Landlord’s insurance carrier providing loss of rents insurance, Landlord shall provide Tenant with an abatement in accordance with the immediately preceding sentence (subject to the conditions set forth therein) in an amount equal to the payment actually received by Landlord (but only allocable to and on account of the Premises) for such shut down of service to the Premises from Landlord’s insurance carrier less the amount of any deductible contained in such loss of rents insurance coverage and less any amount received by Tenant for such interruption from business interruption insurance it maintains. For the purposes hereof, the “Premises Untenantability Cure Period” shall be defined as five (5) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Premises, provided however, that the Premises Untenantability Cure Period shall be ten (10) consecutive business days after Landlord’s receipt of written notice from Tenant of such condition causing untenantability in the Premises if either the condition was caused by causes beyond Landlord’s control or Landlord is unable to cure such condition as the result of causes beyond Landlord’s control.

In addition, if due to (i) any repairs, alterations, replacements, or improvements made by Landlord, (ii) Landlord’s failure to make any repairs, alterations, or improvements required to be made by Landlord hereunder, or to provide any service required to be provided by Landlord hereunder, or (iii) failure of electric supply required to be provided by Landlord hereunder, the operation of Tenant’s business in the Premises in the normal course is materially adversely affected for a period of five (5) consecutive months after Landlord’s receipt of written notice of such condition from Tenant, then, provided that Tenant ceases to use the affected portion of the Premises for the period of such untenantability and such untenantability and Landlord’s inability to cure such condition is not caused by (x) the fault or neglect of Tenant or Tenant’s agents, employees or contractors, or (y) the failure or inability of the applicable utility company to provide electrical, water, or sewer service to the point of connection for the Building (other than due to Landlord’s failure to maintain the corresponding building systems or applicable permits in accordance with applicable laws), then Tenant may terminate this Lease by giving Landlord written notice as follows:

(i)     Said notice shall be given after said five (5) month period.

(ii)    Said notice shall set forth an effective date which is not earlier than thirty (30) days after Landlord receives said notice.

(iii)    If said condition is remedied on or before the date thirty (30) days after the receipt of such notice, said notice shall have no further force and effect.

(iv)    If said condition is not remedied on or before the date thirty (30) days after the receipt of such notice for any reason other than Tenant’s fault, as aforesaid, the Lease shall terminate as of said effective date, and the Annual Fixed Rent and Additional Rent due under the Lease shall be apportioned as of said effective date.

The remedies set forth in this Section 7.6 shall be Tenant’s sole remedies for the events described herein. The provisions of this subsection (C) shall not apply in the event of untenantability caused by fire or other casualty, or taking (which shall be subject to the terms and conditions of Article XIV below).

ARTICLE VIII

Tenant’s Repairs

8.1    Tenant’s Repairs and Maintenance

Tenant covenants and agrees that, from and after the date that possession of the Premises is delivered to Tenant and until the end of the Lease Term, Tenant will keep neat, clean and sanitary and maintain in good order, condition and repair the Premises and every part thereof, excepting only for those repairs for which Landlord is responsible under the terms of Article VII of this Lease and damage by fire or casualty and as a consequence of the exercise of the power of eminent domain. Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damages to common areas in the Complex caused by Tenant, Tenant’s agents, employees, contractors, sublessees, licensees, concessionaires or invitees. Tenant shall maintain all its equipment, furniture and furnishings in good order and repair.

If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same forthwith, and if Tenant refuses or neglects to commence such repairs and complete the same with reasonable dispatch after such demand, Landlord may (but shall not be required to do so) make or cause such repairs to be made pursuant to the provisions of Section 16.17 below.

ARTICLE IX

Alterations

9.1    Landlord’s Approval

Tenant covenants and agrees not to make alterations, additions or improvements to the Premises, whether before or during the Lease Term, except in accordance with plans and specifications therefor first approved by Landlord in writing, which approval shall not be unreasonably withheld or delayed. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises shall be in Landlord’s sole discretion. Without limiting such standard, Landlord shall not be deemed unreasonable:

(A)    for withholding approval of any alterations, additions or improvements which (i) in Landlord’s opinion would reasonably be expected to adversely affect any structural or exterior element of the Building, any area or element outside of the Premises or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (ii) involve or affect the exterior design, size, height or other exterior dimensions of the Building, or (iii) are inconsistent in any material respect, in Landlord’s reasonable judgment, with alterations satisfying Landlord’s standards for new alterations in the Building, or (iv) will require unusual expense to readapt the Premises to normal office and lab use (as applicable) upon Lease termination or expiration (including, without limitation, rooftop HVAC units, specialty equipment, ventilation shafts for Tenant’s equipment, halon systems, etc.) or increase the cost of construction or of insurance or taxes on the Building or of the services provided by Landlord herein unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to termination and or expiration without expense to Landlord (alterations, additions or improvements described in this clause (iv) being sometimes collectively referred to as “Special Improvements”); or

(B)    for making its approval of any Special Improvements conditional on Tenant’s agreement to restore the Premises to its condition prior to construction of such Special Improvements at the expiration or earlier termination of the Lease Term, reasonable wear and tear excepted.

Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Buildings and the other requirements of the Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Complex in connection with any such work. Within thirty (30) days after receipt of an invoice from Landlord (together with reasonable supporting back-up documentation), Tenant shall pay to Landlord as a fee for Landlord’s review of any plans or work (excluding any review respecting initial improvements performed pursuant to Exhibit B (as to which the provisions of Exhibit B shall apply) but including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to the sum of: (i) $150/hour for time spent by senior staff, and $100/hour for time spent by junior staff, plus (ii) reasonable third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work.

9.2     Conformity of Work

Tenant covenants and agrees that any alterations, additions, improvements or installations made by it to or upon the Premises shall be done in a good and workmanlike manner and in compliance with all applicable Legal Requirements and Insurance Requirements now or hereafter in force, that materials of good quality (but in no event of lesser quality than reasonably appropriate for the maintenance of a consistently high quality building) shall be employed therein and that the structure of the Building shall not be endangered or impaired thereby.

9.3    Performance of Work, Governmental Permits and Insurance.

All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or Site or interfere with Building construction or operation and, except for installation of furnishings, shall be performed by Landlord’s general contractor or by contractors or workers first approved by Landlord in its reasonable discretion. Except for work by Landlord’s general contractor, Tenant shall procure all necessary governmental permits before making any repairs, alterations, other improvements or installations. Tenant agrees to save harmless and indemnify Landlord from any and all injury, loss, claims or damage to any person or property occasioned by or arising out of the doing of any such work whether the same be performed prior to or during the Term of this Lease. At Landlord’s reasonable election, taking into account the scope and cost of the proposed alteration, Tenant shall cause its contractor to maintain a payment and performance bond in such amount and with such companies as Landlord shall reasonably approve. In addition, Tenant shall cause each contractor to carry worker’s compensation insurance in statutory amounts covering the employees of all contractors and subcontractors, and commercial general liability insurance or comprehensive general liability insurance with a broad form comprehensive liability endorsement with such limits as Landlord may require reasonably from time to time during the Term of this Lease, but in no event less than the minimum amount of commercial general liability insurance or comprehensive general liability insurance Tenant is required to maintain as set forth in Section 1.1 hereof and as the same may be modified as provided in Article XIII hereof (all such insurance to be written in companies approved reasonably by Landlord and insuring Landlord, Landlord’s managing agent and Tenant as additional insureds as well as contractors) and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide rules and regulations (which shall be applied in a non-discriminatory manner) relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord. The parties acknowledge and agreement that Tenant’s Work (as defined in Exhibit B) shall be subject to and performed in accordance with this Section 9.3; provided, however, that to the extent of any conflict between the provisions of this Section 9.3 and Exhibit B, the provisions of Exhibit B shall control with respect to Tenant’s Work.

9.4    Liens

Tenant covenants and agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees or contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Building or the Site and promptly to discharge (whether by bonding or otherwise) any such liens which may so attach.

9.5    Nature of Alterations

All work, construction, repairs, alterations, other improvements or installations made to or upon the Premises, shall become part of the Premises and shall become the property of Landlord and remain upon and be surrendered with the Premises as a part thereof upon the expiration or earlier termination of the Lease Term, except as follows:

(A)    All furniture, equipment, other personal property, and trade fixtures, including, without limitation, any satellite or microwave dish or any communications equipment, including, without limitation, any telephone switch gear, and any security or monitoring equipment whether by law deemed to be a part of the realty or not, installed at any time or times by Tenant or any person claiming under Tenant shall remain the property of Tenant or persons claiming under Tenant and may be removed by Tenant or any person claiming under Tenant at any time or times during the Lease Term or any occupancy by Tenant thereafter and shall be removed by Tenant at the expiration or earlier termination of the Lease Term if so requested by Landlord. Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any such property from the Premises.

(B)    At the expiration or earlier termination of the Lease Term, unless otherwise agreed in writing by Landlord, Tenant shall remove any wiring and cabling for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building or the Site, including all risers and any alterations, additions and improvements made with Landlord’s consent during the Lease Term for which such removal was made a condition of such consent under Section 9.1 (b). Upon such removal

Tenant shall restore the Premises to their condition prior to such alterations, additions and improvements and repair any damage occasioned by such removal and restoration.

(C)    If Tenant shall make any alterations, additions or improvements to the Premises for which Landlord’s approval is required under Section 9.1 (after giving effect to the provisions of Section 9.7), without obtaining such approval, then at Landlord’s request at any time during the Lease Term, and at any event at the expiration or earlier termination of the Lease Term, Tenant shall remove such alterations, additions and improvements and restore the Premises to their condition prior to the same and repair any damage occasioned by such removal and restoration. Nothing herein shall be deemed to be a consent to Tenant to make any such alterations, additions or improvements, the provisions of Section 9.1 and Section 9.7 being applicable to any such work.

9.6    Increases in Taxes

Tenant shall pay, as Additional Rent, one hundred percent (100%) of any increase in real estate taxes on the Complex which shall, at any time after the Commencement Date, result from alterations, additions or improvements to the Premises made by Tenant if the taxing authority specifically determines such increase results from such alterations, additions or improvements made by Tenant.

9.7    Alterations Permitted Without Landlord’s Consent

Notwithstanding the terms of Section 9.1, Tenant shall have the right, without obtaining the prior consent of Landlord but upon notice to Landlord given ten (10) days prior to the commencement of any work (which notice shall specify the nature of the work in reasonable detail), to make alterations, additions or improvements to the Premises where:

(i)    the same are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building, and are not visible from the exterior of the Premises or the Building (including no signs on windows);

(ii)    the same do not affect the roof, any structural element of the Building, the mechanical, electrical, plumbing, heating, ventilating, air-conditioning and fire protection systems of the Building;

(iii)    with the exception of painting and carpeting (which shall not be subject to the dollar limits set forth in this subsection (iii)), the cost of any individual alteration, addition or improvement shall not exceed $200,000.00 and the aggregate cost of said alterations, additions or improvements made by Tenant during applicable Lease Year shall not exceed $1,000,000.00 in cost; and

(iv)    Tenant shall comply with the provisions of this Lease and if such work increases the cost of insurance or taxes or of services, Tenant shall pay for any such increase in cost;

provided, however, that Tenant shall, within thirty (30) days after the making of such changes, send to Landlord plans and specifications describing the same in reasonable detail and provided further that Landlord, by notice to Tenant given at least thirty (30) days prior to the expiration or earlier termination of the Lease Term, may, if any such alterations, addition or improvement constitutes a Special Improvement, require Tenant to restore the Premises to its condition prior to construction of such Special Improvement (reasonable wear and tear excepted) at the expiration or earlier termination of the Lease Term.

ARTICLE X

Parking

10.1    Tenant’s Parking

Landlord shall provide to Tenant monthly privileges in the number specified in Section 1.1 for the parking of automobiles, in common with use by other tenants from time to time of the Complex, and on a first-come, first-served basis, at no cost to Tenant and for the duration of the Term (as the same may be extended in accordance with this Lease). Such parking privileges shall be on an unreserved basis in the parking structure located on the Site and the surface parking areas located on the Site (all as shown on Exhibit D-2 attached hereto); provided that at least 50% of such parking privileges shall be located in the parking structure (but Landlord shall not be obligated to furnish reserved stalls or spaces specifically designated for Tenant’s use within the parking structure). Tenant covenants and agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord with respect to the use of the parking areas on the Site. The parking privileges granted herein are non-transferable except to a permitted assignee or subtenant as provided in Article XII below. Further, Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked on the Site or to any personal property therein, however caused, and Tenant covenants and agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

ARTICLE XI

Certain Tenant and Landlord Covenants

11.1    Rent. Tenant covenants and agrees to the following during the Lease Term and for such further time as Tenant occupies any part of the Premises to pay when due all Annual Fixed Rent and Additional Rent and all charges for utility services rendered to the Premises and service inspections therefor (except as is otherwise provided in Exhibit C) and, as further Additional Rent, all charges for additional and special services rendered pursuant to Section 7.3.

11.2    Use. Tenant covenants and agrees to the following during the Lease Term and for such further time as Tenant occupies any part of the Premises to use and occupy the Premises for the Permitted Use only, and not to injure or deface the Premises or the Complex, not to permit in the Premises any auction sale, vending machine (other than vending machines for use by Tenant’s employees and business invitees), or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit in the Premises anything which would in any way result in the leakage of fluid or the growth of mold, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Use, nor any use thereof which is inconsistent with the maintenance of the Building as office/lab buildings of the first-class in the quality of their maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building.

11.3    Hazardous Materials.

(A)    For purposes of this Lease, the term “Hazardous Materials” shall mean and refer to any substance which is from time to time classified as a hazardous or toxic material, waste or substance, or otherwise controlled, under federal, state or local laws, ordinances, rules, regulations, statutes, or by-laws, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 42 U.S.C. Section 7401 et seq., 49 U.S.C. Section 1802 et seq., 33 U.S.C. Section 1251 et seq., 15 U.S.C. Section 2061 et seq., Massachusetts General Laws, Chapters 21C, D and E, and the National Fire Protection Association NFPA 45: Standards of Fire Protection for Laboratories Using Chemicals, and the laws, rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”).

(B)    Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants (each, a “Tenant Related Party”) to, keep, maintain, use or store any Hazardous Materials in the Premises other than the Hazardous Materials listed on the Tenant’s Hazardous Materials list attached as Exhibit M or other Hazardous Materials in such limited amounts and for such purposes (such as cleaning) as may be permitted by applicable Legal Requirements (“Tenant’s Hazardous Materials”), unless the same are approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall deliver MSDS safety data sheets (and proposed quantities) with all requests for approval of Hazardous Materials as required above, and shall be responsible for notifying all federal, state and local authorities (including the Town of Waltham Fire Department) of the use, storage and disposal of Hazardous Materials by Tenant to the extent required by applicable Legal Requirements. Tenant’s Hazardous Materials shall at all times be brought upon, kept or used in accordance with all applicable Hazardous Materials Laws. Tenant shall maintain at the Premises a list of all Hazardous Materials that the Tenant will keep, maintain, use or store at the Premises (the “Hazardous Materials Schedule”). On or before each anniversary of the Commencement Date, and on any earlier date during the 12-month period on which Tenant intends to add a new Hazardous Material or materially increase the quantity of any Hazardous Material to the Hazardous Materials Schedule set forth in Exhibit M, Tenant shall update the Hazardous Materials Schedule and deliver the same to Landlord for Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) with respect to such new or increased Hazardous Materials as required above. The Hazardous Materials Schedule shall be reasonably available to the Landlord upon the Landlord’s written request.

Further, (i) Tenant shall not, nor shall Tenant permit a Tenant Related Party to, dispose of Hazardous Materials (into the sewage or waste disposal system or otherwise) or engage in any activity which might produce or generate any Hazardous Materials except as indicated on the

Hazardous Materials Schedule or except in such limited amounts and for such purposes (such as cleaning) as may be permitted by applicable Legal Requirements; (ii) Tenant shall immediately notify Landlord of any incident in, on or about the Premises, the Building or the Site that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall cause all Tenant Related Parties to comply with each of the foregoing; and (iv) Landlord shall have the right, at Landlord’s expense, to make such reasonable inspections (including testing) upon reasonable notice to Tenant of at least 48 hours, at reasonable times, in the presence of a Tenant representative and subject to Tenant’s reasonable confidentiality and security policies, as Landlord shall reasonably elect from time to time to determine that Tenant is complying with the foregoing; provided that Landlord may only elect to make such reasonable inspections (including testing) no more than once per calendar year (unless Landlord otherwise has a substantiated reason to believe Hazardous Materials contamination has occurred in the Premises).    Notwithstanding the foregoing, Tenant shall be responsible for 100% of such inspection and/or testing costs if such inspections or tests reveal that a contamination has occurred in the Premises or that Tenant is otherwise in violation of its obligations under this Section 11.3.

Landlord represents and warrants to Tenant that, to the best of Landlord’s actual knowledge as of the date of this Lease, there are no Hazardous Materials in the Building or on the Site which are or would be required to be removed or otherwise abated in accordance with applicable Hazardous Materials Laws. Landlord hereby agrees to use reasonable efforts to enforce the terms of its leases with other tenants of the Building in the event of a violation of Hazardous Materials Laws resulting from the action or inaction of any tenant or occupant of the Building or any employee, agent or contractor thereof; provided, however, that in no event shall Landlord be liable to Tenant for any violation of Hazardous Materials Laws by any tenant or occupant of the Building.

(C)    Breach/Indemnity. If (i) Tenant breaches any of its obligations set forth in this Section 11.3, (ii) the presence of Hazardous Materials as a result of such a breach results in contamination of the Building or the Complex, any portion thereof, or any adjacent property, (iii) contamination of the Premises otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder (and such contamination is not caused by Landlord or any of its employees, invitees, agents, independent contractors, contractors, or representatives), or (iv) contamination of the Building or the Complex occurs as a result of Hazardous Materials that are placed on or under or are released by Tenant or a Tenant Related Party, then Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) (“Claims”) of any kind or nature, including (x) diminution in value of the Building and the Complex or any portion thereof (but in the case of diminution in value, then only to the extent proximately based upon, related to, or arising out of the acts or omissions of Tenant or any Tenant Related Party and/or any breach by Tenant of any of its obligations under this Section 11.3), (y) damages for the loss or restriction on use of rentable or usable space or of any amenity in the Complex, and (z) reasonable sums paid in settlement of Claims that arise during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any governmental authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Complex as a result of, related to, or arising out of such breach or contamination. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Complex, any portion thereof or any adjacent property caused or permitted by any Tenant or a Tenant Related Party results in any contamination of the Complex, or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Complex, or any adjacent property, to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such actions shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Complex or any portion thereof or any adjacent property. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. Notwithstanding anything to the contrary contained in this Article XI or otherwise, Tenant shall not be responsible for the clean-up or remediation of, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in the Premises that Tenant can demonstrate was present in the Premises prior to the Commencement Date (except to the extent that such pre-existing Hazardous Materials were negligently uncovered, released, exacerbated or disturbed by Tenant or any Tenant Related Party), (ii) Hazardous Materials conditions on the Complex not caused by an act or omission of Tenant or any of the Tenant Related Parties and/or any breach by Tenant of any of its obligations under this Section 11.3, or (iii) any environmental condition resulting from the presence of any Hazardous Material that migrates into the Premises from outside the Premises (except to the extent such migration was caused by Tenant or any of the Tenant Related Parties).

(D)    Surrender. Notwithstanding anything to the contrary contained in this Lease, prior to the expiration or earlier termination of the Term, Tenant shall clean and otherwise cause the Premises to be “decommissioned” in accordance with all applicable Hazardous Materials Laws and shall leave the Premises and the Building and Complex (and related piping, sewage or waste disposal system, supply lines, drains and storage containers and basins serving the same, and all exhaust or other ductwork) free of all chemicals, blood, blood products, viruses, biological products and other Hazardous Materials resulting from Tenant’s use or occupancy of the Premises. Without limiting the foregoing, upon expiration or earlier termination of the Lease, Tenant shall provide Landlord, at Tenant’s sole cost and expense, with a so-called “Clean Certificate” acceptable to Landlord from a reputable, experienced third party environmental engineer or industrial hygienist, licensed to do business in the Commonwealth of Massachusetts, dated within thirty (30) days after the expiration or early termination of the Term certifying to the Landlord that (a) the Premises, the Building and related pipes, sewage or waste disposal system, supply lines, drains, storage containers, basins, exhaust and ductwork are free from chemicals, blood, blood products, viruses, biological products and other Hazardous Materials, (b) the Premises, the Building and related pipes, sewage or waste disposal system, supply lines, drains, storage containers, ductwork and exhaust serving the Premises have been sanitized in accordance with applicable Hazardous Materials Laws, and (c) any radioactive materials, biological or chemical safety cabinets located, storage rooms or the storage areas in the Premises have been emptied and decontaminated in accordance with applicable Hazardous Materials Laws. In addition, upon Tenant’s surrender of possession of the Premises, Tenant shall (i) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with applicable Laws, including laws pertaining to the surrender of the Premises, (ii) place laboratory equipment “decontamination forms” on all decommissioned equipment to assure safe occupancy by future users and (iii) at Landlord’s option, conduct a site inspection with Landlord.

(E)    Reporting. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to maintain (i) the Hazardous Materials Schedule, (ii) a list of any and all approvals or permits from governmental authorities required in connection with the presence of such Hazardous Material at the Premises and (iii) correct and complete copies of notices of violations of Hazardous Materials Laws (collectively, “Hazardous Materials Documents”). Tenant shall deliver to Landlord up to date Hazardous Materials Documents within fourteen (14) days after receipt of a written request therefor from Landlord; provided that Landlord may request up to date Hazardous Materials Documents once per calendar year (unless Landlord otherwise has a substantiated reason to believe Hazardous Materials contamination has occurred in the Premises). For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Within limiting Landlord’s inspection rights under 11.3(B) above, Landlord may, at Tenant’s expense, cause the Hazardous Materials Documents to be reviewed by a person or firm or other consultant qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Applicable Laws. In the event that a review of the Hazardous Materials Documents indicates material non-compliance with this Lease or Hazardous Materials Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance. Any such costs in connection with third party review of Hazardous Materials Documents shall be included as a Landlord’s Operating Cost, provided, however, to the extent any such review is attributable solely to the west wing of the Building, Tenant shall be responsible for 100% of such costs. Notwithstanding anything in this Lease to the contrary or Landlord’s review into Tenant’s Hazardous Materials Documents or use or disposal of hazardous materials, however, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

(F)    Testing. In addition to Landlord’s testing and/or inspection rights in the Premises set forth elsewhere in this Section 11.3, at any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Building or the Site or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of Tenant or a Tenant Related Party. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Complex due to the acts or omissions of Tenant or a Tenant Related Party in violation of this Lease.

(G)    Survival. Tenant’s obligations under this Section 11.3 shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of this Lease.

(H)    Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Building or the Complex (including persons legally present in any outdoor areas of the Property) be subjected to odors or fumes (whether or not noxious), and that the Building and the Complex will not be damaged by any exhaust, in each case from Tenant’s operations. Landlord and Tenant therefore agree as follows:

(A)    Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.

(B)    If the Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Property, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with Legal Requirements vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord reasonably requires. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s reasonable approval. Tenant acknowledges Landlord’s legitimate desire to maintain the Complex (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of Legal Requirements.

(I)    Control Areas. Without limiting any of the other requirements or conditions set forth in this Section 11.3, Tenant shall be required to operate any control areas within the Premises in accordance with the parameters set forth on Exhibit M-2 attached hereto (“Landlord’s Control Area Requirements”).

(J)    Nitrogen Storage Tank. Landlord hereby acknowledges and agrees that Tenant may, as part of Tenant’s Work or its subsequent alterations, install an up to 6,000-gallon nitrogen storage tank in a location reasonably approved by Landlord as part of Landlord’s review of Tenant’s plans and specifications for such installation. Such installation shall be performed in accordance with the provisions hereof applicable to alterations (including, without limitation, Article IX). Without limiting any of Tenant’s other obligations under this Section 11.3 with respect to such storage tank, Tenant shall deliver to Landlord copies of any closure plans or any other documents required by any and all governmental authorities related to the closure of any such storage tanks.

11.4    Miscellaneous Covenants. Tenant covenants and agrees to the following during the Lease Term and for such further time as Tenant occupies any part of the Premises:

A.    Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Site used by Tenant in common with others; not without prior consent of Landlord (or as otherwise provided in this Lease) to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable rules and regulations now or hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Building and the Site and their facilities and approaches, but Landlord shall not be liable to Tenant for the failure of other occupants of the Building to conform to such rules and regulations. Landlord shall not enforce such rules and regulations other than in a non-discriminatory manner.

B.    To comply with all applicable Legal Requirements now or hereafter in force regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises, including without limitation, all applicable standards and regulations of the Federal Occupational Safety and Health Administration (“OSHA Requirements”), which obligation shall include ensuring that all contractors (including sub-contractors) that Tenant utilizes to perform work in the Premises comply with OSHA Requirements and that all required training is provided for such work. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Legal Requirements that relate to the Base Building (as hereinafter defined), but only to the extent such obligations are triggered solely by Tenant’s specific use of the Premises (it being understood that such “specific use” shall be deemed to include, without limitation, Tenant’s laboratory, research and development, and manufacturing operations), or alterations, additions or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 11.

C.    To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant other than normal office/lab use, and to procure all licenses and permits so required because of any use made by Tenant other than normal office/lab use, and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

D.    Not to place a load upon any floor in the Premises exceeding an average rate of 70 pounds of live load (including partitions) per square foot of floor area; and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize (acting reasonably). Tenant’s business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration or noise that may be transmitted to the Building structure or to any other space in the Building.

E.    To pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed.

F.    To pay, as Additional Rent, all reasonable out-of-pocket costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant (Landlord hereby similarly agreeing to reimburse Tenant for all reasonable out-of-pocket costs, counsel and other fees incurred by Tenant in connection with the successful enforcement by Tenant of any obligations of Landlord under this Lease or in connection with any bankruptcy case involving Landlord).

G.    Not to do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of insurance on the Premises or on the Building above the standard rate applicable to premises being occupied for the use to which Tenant has agreed to devote the Premises; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting therefrom, which shall be due and payable as Additional Rent hereunder.

H.    To comply with all applicable Legal Requirements now or hereafter in force which shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises; provided that Tenant shall not be required (i) to make any alterations or additions to the base building systems or to the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Building or (ii) to perform or satisfy any other obligation of Landlord under this Lease, unless the same are required by such Legal Requirements as a result of or in connection with Tenant’s use or occupancy of the Premises beyond normal use of space of this kind. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 11.9.

I.    To ensure that any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and to not unreasonably interfere with Building construction or operation, and shall be performed by vendors first approved by Landlord, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the following vendors do not require Landlord’s approval: brokerage, legal, employment staffing, office and other supplies, furniture providers (but not installers), construction consultants not performing any physical work in the Building (but not architects) and food catering.

11.5    OFAC

A.     As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that, to Tenant’s knowledge: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not knowingly conducted nor will knowingly conduct business nor has knowingly engaged nor will knowingly engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under Section 15.1(d) of this Lease and shall be covered by the indemnity provisions of Section 13.1(a) below, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, for the purposes of this subsection (A) the phrase “owned or controlled directly or indirectly by any person, group, entity or nation” and all similar such phrases shall not include any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange.

B.    As an inducement to Tenant to enter into this Lease, Landlord hereby represents and warrants that, to Landlord’s knowledge: (i) Landlord is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by OFAC pursuant to Executive Order 13224 or any similar list or by any law, order, rule or regulation or any Executive Order of the President of the United States as a Prohibited Person; (ii) Landlord is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Landlord (and any person, group, or entity which Landlord controls, directly or indirectly) has not knowingly conducted nor will knowingly conduct business nor has knowingly engaged nor will knowingly engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, for the purposes of this subsection (B) the phrase “owned or controlled directly or indirectly by any person, group, entity or nation” and all similar such phrases shall not include (x) any shareholder of Boston Properties, Inc., (y) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange or (z) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Boston Properties Limited Partnership or the holder of any direct or indirect interest in Boston Properties Limited Partnership.

ARTICLE XII

Assignment and Subletting

12.1    Restrictions on Transfer

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under this Article XII shall be void, ab initio; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof.

12.2    Tenant’s Notice

Notwithstanding the provisions of Section 12.1 above, in the event Tenant desires to assign this Lease or to sublet the whole or any part of the Premises (partial subleases being subject to the provisions of Section 12.7 below), Tenant shall give Landlord notice (the “Proposed Transfer Notice”) of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 12.4 below, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in said Section 12.4 (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made (including in the case of a proposed subletting, the area proposed to be sublet and the proposed sublease term), (d) in the case of a proposed assignment or subletting pursuant to Section 12.4 below, all other information necessary to make the determination referred to in said Section 12.4 and (e) in the case of a proposed assignment or subletting pursuant to Section 12.5 below, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 12.5.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within one hundred eighty (180) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 12.3 shall be applicable

12.3    Landlord’s Termination Right

Notwithstanding the provisions of Section 12.1 above, in the event Tenant desires to sublet more than fifty percent (50%) of the Rentable Floor Area of the Premises for a term equal to all or substantially all of the remaining Lease Term hereof, then Tenant shall notify Landlord thereof in writing and Landlord shall have the right at its sole option, to be exercised within twenty (20) days after receipt of Tenant’s notice (the “Acceptance Period”), to terminate this Lease as of a date specified in a notice to Tenant, which date shall not be earlier than sixty (60) days nor later than one hundred and twenty (120) days after Landlord’s notice to Tenant; provided, however, that upon the termination date as set forth in Landlord’s notice, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all rent and additional rent due from Tenant through the termination date. From and after the termination date the Rentable Floor Area of the Premises shall be reduced to the rentable floor area of the remainder of the Premises and the definition of Rentable Floor Area of the Premises shall be so amended and after such termination all references in this Lease to the “Premises” or the “Rentable Floor Area of the Premises” shall be deemed to be references to the remainder of the Premises and accordingly Tenant’s payments for Annual Fixed Rent, operating costs, real estate taxes and electricity shall be reduced on a pro rata basis to reflect the size of the remainder of the Premises

In the event that Landlord shall not exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section, the provisions of Sections 12.4, 12.6 and 12.7 shall be applicable. In the case of a partial subletting where Landlord has exercised its termination right pursuant to this Section 12.3, Landlord shall be responsible, at its sole cost and expense, for all work necessary to separately physically demise that portion of the Premises which are being terminated from the remainder of the Premises.

This Section 12.3 shall not be applicable to an assignment or sublease pursuant to Section 12.5.

12.4    Consent of Landlord

Notwithstanding the provisions of Section 12.1 above, but subject to the provisions of this Section 12.4 and the provisions of Sections 12.6 and 12.7 below, in the event that Landlord shall not have exercised the termination right as set forth in Section 12.3, or shall have failed to give any or timely notice under Section 12.3, then for a period of one hundred and eighty (180) days after (i) the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 12.3 as the case may be, Tenant shall have the right to assign this Lease or sublet the portion of the Premises described in the Proposed Transfer Notice in accordance with the Proposed Transfer Notice; provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(A)    the proposed assignee or subtenant is a tenant in the Building or is in active negotiation with Landlord and or an affiliate of Landlord and Landlord has existing space that satisfies such party’s needs, or

(B)    the proposed assignee or subtenant is not of a character consistent with the operation of a first class office/lab building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

(C)    giving appropriate weight, if applicable, to the fact that Tenant will nevertheless remain liable under this Lease, the proposed assignee or subtenant does not possess adequate financial capability to assure the performance of the Tenant obligations as and when due or required, or

(D)    the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof, or

(E)    the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to materially increase Landlord’s Operating Expenses beyond that which Landlord now incurs for use by Tenant; (ii) be likely to materially increase the burden on elevators or other Building systems or equipment over the burden prior to such proposed subletting or assignment; or (iii) materially violate or be likely to materially violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(F)    there shall be existing a monetary or material non-monetary Event of Default (defined in Section 15.1), or

(G)    any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

(H)    the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease, where such mortgage holder or ground lessor has approval rights with respect to such proposed assignment or subletting pursuant to the terms of its mortgage or ground lease, or

(I)    due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting space in the Building.

12.5    EXCEPTIONS.

Notwithstanding the foregoing provisions of Sections 12.1, 12.2, 12.3 and 12.4 above, but subject to the provisions of Sections 12.1, 12.6 and 12.7, Tenant shall have the right, without the prior written consent of Landlord, to assign this Lease or to sublet the Premises (in whole or in part) (i) to any controlling entity of Tenant or to any entity controlled by Tenant or to any entity under common control with Tenant (such parent or subsidiary entity or entity under common control with Tenant being hereinafter called a “Tenant Affiliate”) or (ii) to any entity into which Tenant may be converted or with which it may merge, or to any entity purchasing all or substantially all of Tenant’s assets (each, a “Permitted Tenant Successor”), provided that in the case of a Permitted Tenant Successor, the entity to which this Lease is so assigned or which so sublets the Premises has a net worth (e.g. assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) equal to the greater than the net worth of Tenant as of the date of this Lease. Tenant shall give Landlord notice of any planned sublease or assignment pursuant to this Section 12.5 at least fifteen (15) business days prior to the effective date of such planned sublease or assignment, along with such information as may be reasonably requested by Landlord to determine that such planned assignment or subletting complies with the requirements of this Section 12.5; provided that, if prior notice of such planned sublease or assignment cannot be given due to confidentiality requirements imposed on Tenant by a contractual obligation or applicable regulatory requirements, then Tenant instead shall be required to give notice to Landlord of the occurrence of such assignment or sublease as soon as it is legally permitted, but no later than five (5) business days following the effective date of such assignment or sublease.

Except in the case of a statutory merger, in which case the surviving entity in the merger shall be liable under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Tenant Affiliate or Permitted Tenant Successor. If any Tenant Affiliate to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a Tenant Affiliate, and if such cessation was contemplated at the time of the assignment or subletting, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

12.6    Profit on Subleasing or Assignment

In addition, in the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 12.5) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the Assignment/Sublease Profits (hereinafter defined), if any, shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the Assignment/Sublease Net Revenues as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate proportions in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, Additional Rent and all other charges and sums payable either initially or over the term of the sublease or assignment less the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to brokerage commissions, advertising and marketing costs, rent concessions, attorneys’ fees, architect and construction management fees, and alteration allowances, in each case actually paid and expressly excluding the amount of any construction allowance provided by Landlord to Tenant), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within ten (10) days of receipt of same by Tenant.

12.7    Additional Conditions

(A)    It shall be a condition of the validity of any assignment or subletting consented to under Section 12.4 above, or any assignment or subletting of right under Section 12.5 above, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound by all the obligations of the Tenant hereunder, including, without limitation, the obligation (a) to pay the Annual Fixed Rent, Additional Rent and other amounts provided for under this Lease (but in the case of a partial subletting, such subtenant shall agree on a pro rata basis to be so bound) and (b) to comply with the provisions of Sections 12.1 through 12.7 hereof. Such assignment or subletting shall not relieve the original Tenant named herein of any of the obligations of the tenant hereunder and the original Tenant named herein shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(B)    In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease, partial sublettings of the Premises shall only be permitted under the following terms and conditions: (i) the layout of both the subleased premises and the remainder of the Premises must comply with applicable laws, ordinances, rules and/or regulations and be reasonably approved by Landlord, including, without limitation, all requirements concerning access and egress and the ability to use and store Hazardous Materials in compliance with Hazardous Materials Laws; (ii) in the event the subleased premises are to be physically separate from the remainder of the Premises, and except as provided in Section 12.3, Tenant shall pay all costs of separately physically demising the subleased premises; and (iii) at any given time there shall be no more than four (4) subleases in effect in the Premises at any given time.

(C)    As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount equal to the reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request (such amount not to exceed $2,500).

(D)    If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time and from time to time, collect Annual Fixed Rent, Additional Rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the Annual Fixed Rent, Additional Rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Article XII hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, Tenant herein named to remain primarily liable under this Lease.

(E)    The consent by Landlord to an assignment or subletting under any of the provisions of Section 12.4 shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(F)    Notwithstanding anything to the contrary provided in Section 12.6 above, Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits reasonably allocable (in Landlord’s reasonable determination consistent with Section 12.6) to any calendar month of the Term during which there is or was subsisting, at any time during said calendar month, a monetary or material non-monetary Event of Default (as defined in Section 15.1).

(G)    Without limiting Tenant’s obligations under Article IX, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

ARTICLE XIII

Indemnity and Insurance

13.1    Tenant’s Indemnity

(A)    Indemnity. To the fullest extent permitted by law, but subject to the limitations in Section 16.24 hereof, Tenant waives any right to contribution against the Landlord Parties (as hereinafter defined) and agrees to indemnify and save harmless the Landlord Parties from and against all claims of whatever nature by a third party to the extent arising from or claimed to have arisen from (i) any act, omission or negligence of any of the Tenant Parties (as hereinafter defined) occurring in or about the Premises, the Building, or the Complex; (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long after the end of the Lease Term as any of Tenant’s Property (as defined in Section 13.4) remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Complex, where such accident, injury or damage results, or is claimed to have resulted, from any act, omission or negligence on the part of any of the Tenant Parties; or (iv) any breach of this Lease by Tenant. Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of the Landlord Parties may have under this Lease or the common law. The indemnification rights of the Landlord Parties provided in this Lease are their exclusive indemnification rights with respect to this Lease. The Landlord Parties waive any additional rights to indemnification they may have against the Tenant Parties with respect to this Lease under common law. Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to indemnify a Landlord Party for any claims to the extent that such Landlord Party’s damages result from matters included within the scope of Landlord’s indemnity in Section 13.2.

(B)    Breach. In the event that Tenant breaches any of its indemnity obligations hereunder: (i) Tenant shall pay to the Landlord Parties all liabilities, loss, cost, or expense (including reasonable attorneys’ fees) incurred as a result of said breach; and (ii) the Landlord Parties may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant pursuant to this Section 13.1(B).

(C)    No limitation. The indemnification obligations under this Section 13.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.

(D)    Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form reasonably acceptable to Landlord.

(E)    Survival. The terms of this Section 13.1 shall survive any termination or expiration of this Lease.

(F)    Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all reasonable costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more the Landlord Parties by reason of any such claim, Tenant, upon request from a Landlord Party, shall resist and defend such action or proceeding on behalf of such Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to such Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties.

(G)    Landlord Parties and Tenant Parties. The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agents for the Building, each mortgagee (if any), each ground lessor (if any), and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

13.2    Landlord’s Indemnity. To the fullest extent permitted by law, but subject to the limitations in Section 16.24 and in Section 13.3 and Section 13.14 of this Article, and to the extent not resulting from any act, omission, fault, negligence or willful misconduct of Tenant or its contractors, licensees, invitees, agents, servants or employees, Landlord waives its right to contribution and agrees to indemnify and save harmless Tenant from and against any claim by a third party arising from any injury to any person occurring in the Premises or in the Complex after the date that possession of the Premises is first delivered to Tenant and until the expiration or earlier termination of the Lease Term, to the extent such injury results from the negligence or willful misconduct of Landlord or any Landlord Party, or from any breach or default by Landlord in the performance or observance of its covenants or obligations under this Lease; provided, however, that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures, personal property or other property of Tenant, and Landlord shall in no event be liable for any indirect or consequential damages. Tenant shall provide notice of any such third party claim to Landlord as soon as practicable. Landlord shall have the right, but not the duty, to defend the claim. The provisions of this Section 13.2 shall not be applicable to (i) the holder of any mortgage now or hereafter on the Complex or Building (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting the Complex or Building), or (ii) any person acquiring title as a result of, or subsequent to, a foreclosure of any such mortgage or a deed in lieu of foreclosure, except to the extent of liability insurance maintained by either of the foregoing. The indemnification rights of Tenant provided in this Lease are its exclusive indemnification rights with respect to this Lease. Tenant waives any additional rights to indemnification it may have against Landlord Parties with respect to this Lease under common law. The terms of this Section 13.2 shall survive any termination or expiration of this Lease.

13.3    Tenant’s Risk

Tenant agrees to use and occupy the Premises, and to use such other portions of the Complex as Tenant is given the right to use by this Lease at Tenant’s own risk. The Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Complex, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Complex, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Complex, or from drains, pipes or plumbing fixtures in the Complex. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise. The provisions of this section shall be applicable to the fullest extent permitted by law, and until the expiration or earlier termination of the Lease Term, and during such further period as any of Tenant’s Property remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or of the Building.

13.4    Tenant’s Commercial General Liability Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long as any of Tenant’s Property remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or any portion thereafter, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease. The Initial Minimum Limits of Tenant’s Commercial General Liability Insurance shall be as stated in Section 1.1 above. In addition, in the event Tenant hosts a function in the Premises, in the Building or on the Complex, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as reasonably determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same upon request.

13.5    Tenant’s Property Insurance

Tenant shall maintain at all times during the Term of this Lease, and during such earlier or later time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and continuing thereafter so long as any of Tenant’s Property, remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of or have access to, any part of the Premises, business interruption insurance and insurance against loss or damage covered by the so-called “all risk” or equivalent type insurance coverage with respect to (i) Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and other property of Tenant located at the Premises, (ii) all additions, alterations and improvements made by or on behalf of Tenant in the Premises (except to the extent paid for by Landlord in connection with this Lease) or existing in the Premises as of the date of this Lease (“Leasehold Improvements”), and (iii) any property of third parties, including but not limited to leased or rented property, in the Premises in Tenant’s care, custody, use or control, provided that such insurance in the case of (iii) may be maintained by such third parties, (collectively “Tenant’s Property”). At the request of Landlord (provided that Landlord may not make such request more than once in any 24-month period), Tenant shall provide to Landlord a reasonably detailed description of the Leasehold Improvements made by or on behalf of Tenant and the approximate cost thereof. The business interruption insurance required by this section shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Annual Fixed Rent then in effect during any Lease Year, plus any Additional Rent due and payable for the immediately preceding Lease Year. The “all risk” or equivalent insurance required by this section shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this section for Leasehold Insurance. In the event of loss or damage covered by the “all risk” or equivalent insurance required by this Lease, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article XIV. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the “all risk” or equivalent insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “all risk” or equivalent insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Article XIV), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.

13.6    Tenant’s Other Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout the end of the Term, and after the end of the Term for so long after the end of the Term any of Tenant’s Property remains on the Premises or as Tenant or anyone acting by, through or under Tenant may use, be in occupancy of, or have access to the Premises or any portion thereafter, (1) automobile liability insurance (covering any automobiles owned or operated by Tenant at the Property); (2) worker’s compensation insurance as required by law; and (3) employer’s liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

13.7    Requirements for Tenant’s Insurance

All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing in The Commonwealth of Massachusetts and that have a rating of at least “A” and are within a financial size category of not less than “Class X” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall: (1) be acceptable in form and content to Landlord; (2) contain a clause requiring the insurer to provide Landlord thirty (30) days’ prior written notice of cancellation or failure to renew. All commercial general liability and excess/umbrella insurance policies shall be primary and noncontributory. No such policy shall contain any deductible or self-insured retention greater than $25,000.00 for commercial general liability insurance and $500,000.00 for property insurance. Any deductibles and such self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 13.14 below. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, on five (5) business days’ notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5)  business days after delivery to Tenant of bills therefor.

13.8    Additional Insureds

To the fullest extent permitted by law, the commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 13.5 of this Lease or any other provision of this Lease, shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively “Additional Insureds”). Such commercial general liability and excess/umbrella insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such commercial general liability and excess/umbrella insurance shall also waive any right of subrogation against each Additional Insured. For the avoidance of doubt, each primary policy and each excess/umbrella policy through which Tenant satisfies its obligations under this Section 13.8 must provide coverage to the Additional Insureds that is primary and non-contributory.

13.9    Certificates of Insurance

On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and prior to the expiration date of each policy for which a certificate was furnished (acceptable forms of such certificates for liability and property insurance, respectively, as of the date hereof, are attached as Exhibit K, however, other forms of certificates may satisfy the requirements of this Section 13.9). Failure by Tenant to provide the certificates required by this Section 13.9 shall not be deemed to be a waiver of the requirements in this Section 13.9. Upon reasonable request by Landlord, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10)  days following Landlord’s request.

13.10    Subtenants and Other Occupants

Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to Section 13.1 above, and to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article, provided that the terms of this Section 13.10 shall not relieve Tenant of any of its obligations to comply with the requirements of this Article. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant or other occupant or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

13.11    No Violation of Building Policies

Tenant shall not commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Complex and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Complex or the property of Landlord in amounts reasonably satisfactory to Landlord.

13.12    Tenant to Pay Premium Increases

To the extent that, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Complex and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than they otherwise would be, Tenant shall reimburse Landlord and/or the other tenants and subtenants in the Building for the additional insurance premiums thereafter paid by Landlord or by any of the other tenants and subtenants in the Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord’s demand.

13.13    Landlord’s Insurance

(A)    Required insurance. Landlord shall maintain insurance against loss or damage with respect to the Building on an “all risk” or equivalent type insurance form, with customary exceptions, subject to such deductibles and self-insured retentions as Landlord may reasonably determine, in an amount equal to at least the replacement value of the Building. Landlord shall also maintain such insurance with respect to any improvements, alterations, and fixtures of Tenant located at the Premises to the extent paid for by Landlord. The cost of such insurance shall be treated as a part of Operating Expenses for the Building. Such insurance shall be maintained with an insurance company selected by Landlord. Payment for losses thereunder shall be made solely to Landlord.

(B)    Optional insurance. Landlord may maintain such additional insurance with respect to the Complex, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage on the Complex. The cost of all such additional insurance shall also be part of the Operating Expenses for the Building.

(C)    Blanket and self-insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Operating Expenses for the Building shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building.

(D)    No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

13.14    Waiver of Subrogation

To the fullest extent permitted by law, and notwithstanding any term or provision of this Lease to the contrary, the parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all Tenant Parties, and in the case of Tenant, against all Landlord Parties, for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

13.15    Tenant’s Work

During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this Section 13.15 shall name the Additional Insureds as additional insureds with respect to liability arising out of or related to their work or services. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this Section 13.15.

ARTICLE XIV

Fire, Casualty and Taking

14.1    Damage Resulting from Casualty

In case during the Lease Term the Building or the Site are damaged by fire or casualty, Landlord shall promptly notify Tenant in writing of Landlord’s reasonable estimate of the length of time necessary to repair or restore such fire or casualty from the time that repair work would commence (“Landlord’s Restoration Estimate”). If Landlord’s Restoration Estimate indicates a repair period of more than three hundred (300) days from the date that repair work would commence, Landlord may, at its election, terminate this Lease by notice given to Tenant within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If the Premises shall be damaged by fire or casualty and Landlord’s Restoration Estimate indicates a repair period of more than three hundred (300) days from the time that repair work would commence, then Tenant shall have the right, by giving notice to Landlord not later than thirty (30) days after such damage, to terminate this Lease, whereupon this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof. If during the last eighteen (18) months of the Lease Term as it may have been extended, the Premises shall be damaged by fire or casualty and Landlord’s Restoration Estimate indicates a repair period of more than one hundred fifty (150) days from the date of such casualty, then Tenant shall have the right, by giving notice to Landlord not later than thirty (30) days after such damage, to terminate this Lease, whereupon this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

If the Building or the Site or any part thereof are damaged by fire or casualty and this Lease is not so terminated, or Landlord has no right to terminate this Lease, and in either such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building (and/or the Site), Landlord, promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding Tenant’s Property ) into proper condition for use and occupation and a just proportion of the Annual Fixed Rent, Landlord’s Tax Expenses Allocable to the Premises and Operating Expenses Allocable to the Premises according to the nature and extent of the injury to the Premises shall be abated from the date of casualty until the Premises shall have been put by Landlord substantially into such condition and are made available for occupancy by Tenant. If such net insurance proceeds are not allowed by such mortgagee or ground lessor to be applied to, or are otherwise insufficient for, the restoration of the Building

(and/or the Site) and if Landlord does not otherwise elect to spend the additional funds necessary to fully restore the Building (and/or the Site), then Landlord shall give notice (“Landlord’s Insufficient Insurance Proceeds Notice”) to Tenant that Landlord does not elect to fund the amount of the insufficiency and Tenant shall thereafter have the right to terminate this Lease by providing Landlord with a notice of termination within thirty (30) days after Tenant’s receipt of Landlord’s Insufficient Insurance Proceeds Notice (the effective date of which termination shall not be less than sixty (60) days after the date of such notice of such termination).

Where Landlord is obligated or otherwise elects to effect restoration of the Premises, unless such restoration is completed on or before the later of (i) one (1) year from the date of the casualty or (ii) the last day of the estimated restoration period set forth in Landlord’s Restoration Estimate, such periods set forth in clauses (i) and (ii) to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined hereinbelow (but in no event beyond eighteen (18) months from the date of the casualty or taking), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such later period (as extended) period until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within such thirty (30) day period such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. When used herein, “Force Majeure” shall mean any delay, prevention, or stoppage in the performance of a party’s obligations hereunder due to governmental regulation, quarantine, declared states of emergency or public health emergencies, pandemics, epidemics, infectious disease, strikes or labor stoppages affecting the area generally, lockouts affecting the area generally, acts of God, acts of war, terrorist acts, civil commotions or disturbances, order or regulation of or by any Governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies or parts (or reasonable substitutes therefor) or employees necessary to furnish such services, or because of war or other emergency, unusual scarcity of or inability to obtain labor or materials, casualty or other causes reasonably beyond the obligated party’s control or attributable to the other party’s action or inaction. A party shall have the right to invoke the benefit of the Force Majeure provisions under this Lease with respect to this Article XIV and otherwise as may be explicitly set forth in this Lease, and then, only if such party claiming Force Majeure (a) advises the other party of the occurrence of the Force Majeure event within three (3) business days after it becomes aware thereof and (b) uses commercially reasonable efforts to mitigate the impact of such Force Majeure event to the extent it within such party’s reasonable ability to do so under the circumstances.

14.2    Uninsured Casualty

Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time required to be maintained by Landlord pursuant to this Lease, and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred fifty (150) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to Tenant given within sixty (60) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

14.3    Rights of Termination for Taking

If the Building, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, if (i) so much of the Building shall be so taken that continued operation of the Building would be uneconomic as determined by Landlord in its reasonable discretion or (ii) access to the Building shall be taken (such that Tenant and other tenants of the Building do not have any practical means of access to their premises for purposes of use and occupancy of at least fifty percent (50%) of the Total Rentable Floor Area of the Building), Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). Landlord agrees not to exercise such termination right in a discriminatory manner insofar as any election Landlord makes, or refrains from making, pursuant to any termination right Landlord may have with respect to other tenants of the Building whose premises are similarly affected. If Landlord shall give such notice to Tenant hereunder, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). If such net condemnation proceeds are not allowed by such mortgagee or ground lessor to be applied to, or are otherwise insufficient for, the restoration of the Building (and/or the Site) and if Landlord does not otherwise elect to spend the additional funds necessary to fully restore the Building (and/or the Site), then Landlord shall give notice (“Landlord’s Insufficient Condemnation Proceeds Notice”) to Tenant that Landlord does not elect to fund the amount of the insufficiency and Tenant shall thereafter have the right to terminate this Lease by providing Landlord with a notice of termination within thirty (30) days after Tenant’s receipt of Landlord’s Insufficient Condemnation Proceeds Notice (the effective date of which termination shall not be less than sixty (60) days after the date of such notice of such termination).

If the Premises shall be affected by any exercise of the power of eminent domain and neither Landlord nor Tenant shall terminate this Lease as provided above, then the Annual Fixed Rent, and Landlord’s Tax Expenses Allocable to the Premises and Operating Expenses Allocable to the Premises shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, and Landlord’s Tax Expenses Allocable to the Premises and Operating Expenses Allocable to the Premises shall be abated for the remainder of the Lease Term.

14.4    Award

Except as otherwise provided in this Section 14.4, Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Building, the Site and the Complex and the leasehold interest hereby created, and compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, as aforesaid, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation.

However, nothing contained herein shall be construed to prevent Tenant from prosecuting in any such proceedings a claim for its trade fixtures so taken or relocation, moving and other dislocation expenses.

ARTICLE XV

Default

15.1    Tenant’s Default

This Lease and the term of this Lease are subject to the limitation that Tenant shall be in default if, at any time during the Lease Term, any one or more of the following events (herein called an “Event of Default,” a “default of Tenant,” or similar reference) shall occur and not be cured prior to the expiration of the notice and cure period (if any) herein provided, as follows:

(A)    Tenant shall fail to pay any installment of the Annual Fixed Rent, or any Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable, and such failure continues for five (5) days after written notice from Landlord thereof; or

(B)    Landlord having rightfully given the notice specified in (a) above to Tenant twice in any twelve (12) month period, Tenant shall fail thereafter to pay the Annual Fixed Rent, Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable; or

(C)    Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Article XII of this Lease; or

(D)    Tenant shall fail to perform or observe some term or condition of this Lease which, because of its character, would immediately and materially jeopardize Landlord’s interest (such as, but without limitation, failure to maintain general liability insurance, or the employment of labor and contractors within the Premises which interfere with Landlord’s work, in violation of Sections 9.3, 11.4 or Exhibit B or a failure to observe the requirements of Section 11.2), and such failure continues for three (3) business days after written notice from Landlord to Tenant thereof; or

(E)    Tenant shall fail to perform or observe any other requirement, term, covenant or condition of this Lease (not hereinabove in this Section 15.1 specifically referred to) on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after written notice thereof from Landlord to Tenant, or if said default shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure said default within thirty (30) days after written notice thereof and/or fail to continuously prosecute the curing of the same to completion with due diligence; or

(F)    The estate hereby created shall be taken on execution or by other process of law; or

(G)    Tenant shall make an assignment or trust mortgage arrangement, so-called, for the benefit of its creditors; or

(H)    Tenant shall judicially be declared bankrupt or insolvent according to law; or

(I)    a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer is appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction; or

(J)    any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding, and such proceedings shall not be fully and finally dismissed within sixty (60) days after the institution of the same; or

(K)    Tenant shall file any petition in any court, whether or not pursuant to any statute of the United States or any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding; or

(L)    Tenant abandons the Premises. Tenant shall not be deemed to have abandoned the Premises if Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, (i) Tenant has made reasonable arrangements to Landlord’s satisfaction for (a) the security of the Premises for the balance of the Term and (b) the removal of any Hazardous Materials from the Premises and/or decommissioning of any laboratory facilities within the Premises, and (ii) Tenant continues during the balance of the Term to satisfy and perform all of Tenant’s obligations under this Lease as they come due. Temporary non-use of the Premises, as appropriate, for repair, restoration, remodeling, change from research to development or another phase of Tenant’s business that complies with the Permitted Use shall not in and of itself be deemed to be abandonment.

15.2    Termination; Re-Entry

Upon the happening of any one or more of the aforementioned Events of Default (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Landlord or Landlord’s agents or servants may give to Tenant a notice (hereinafter called “Notice of Termination”) terminating this Lease on a date specified in such Notice of Termination (which shall be not less than five (5) days after the date of the mailing of such Notice of Termination), and this Lease and the Lease Term, as well as any and all of the right, title and interest of Tenant hereunder, shall wholly cease and expire on the date set forth in such Notice of Termination (Tenant hereby waiving any rights of redemption) in the same manner and with the same force and effect as if such date were the date originally specified herein for the expiration of the Lease Term, and Tenant shall then quit and surrender the Premises to Landlord.

In addition or as an alternative to the giving of such Notice of Termination, Landlord or Landlord’s agents or servants may, by any suitable action or proceeding at law, immediately or at any time thereafter re-enter the Premises and remove therefrom Tenant, its agents, employees, servants, licensees, and any subtenants and other persons, and all or any of its or their property therefrom, and repossess and enjoy the Premises, together with all additions, alterations and improvements thereto; but, in any event under this Section 15.2, Tenant shall remain liable as hereinafter provided.

The words “re-enter” and “re-entry” as used throughout this Article XV are not restricted to their technical legal meanings.

15.3    Continued Liability; Re-Letting

(A)    If this Lease is terminated or if Landlord shall re-enter the Premises as aforesaid, or in the event of the termination of this Lease, or of re- entry, by or under any proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Annual Fixed Rent, all Additional Rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Lease Term, or for the whole thereof, but, in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s reasonable expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, Tenant shall not be entitled to any credit of any kind for any period after the date when the term of this Lease is scheduled to expire according to its terms.

(B)

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office/lab space in the Building.

15.4    Liquidated Damages

Landlord may elect, as an alternative, to have Tenant pay liquidated damages, which election may be made by notice given to Tenant at any time after the termination of this Lease under Section 15.2, above, and whether or not Landlord shall have collected any damages as hereinbefore provided in this Article XV, and in lieu of all other such damages beyond the date of such notice. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant from any period prior to such notice, such a sum as at the time of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of six percent (6%), of the Annual Fixed Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term if the Lease terms had been fully complied with by Tenant, over and above (b) the discounted present value, at a discount rate of six percent (6%), of the Annual Fixed Rent, Additional Rent and other charges that would be received by Landlord if the Premises were re-leased at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in Annual Fixed Rent if such are applicable) prevailing at the time of such notice.

For the purposes of this Article, if Landlord elects to require Tenant to pay liquidated damages in accordance with this Section 15.4, the total rent shall be computed by assuming Landlord’s Tax Expenses Allocable to the Premises and Operating Expenses Allocable to the Premises to be the same as were payable by Tenant for the twelve (12) calendar months (or if less than twelve (12) calendar months of the Term have elapsed as of the termination, then the total number of months of the Term that have so elapsed) immediately preceding such termination of re-entry.

Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceeds in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 15.4, Landlord may elect to collect from Tenant, by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in this Article XV or otherwise terminated by breach of any obligation of Tenant and before full recovery under such foregoing provisions, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of (a) the Annual Fixed Rent and all Additional Rent payable for the lesser of (i) the twelve (12) months ended next prior to such termination and (ii) the number of full plus any partial months remaining in the Lease Term, plus (b) the amount of Annual Fixed Rent and Additional Rent of any kind accrued and unpaid at the time of such election, plus (c) any and all expenses which the Landlord may have incurred for and with respect to the collection of any such rent. Notwithstanding the foregoing, Landlord shall not be entitled to collect liquidated damages under the provisions of this paragraph if such liquidated damages would exceed the damages to which Landlord would have been entitled had it elected to collect liquidated damages under the provisions of the first paragraph of this Section  15.4.

15.5    Waiver of Redemption

Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease and of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the term of this Lease hereby leased after having been dispossessed or ejected therefrom by process of law, or otherwise.

15.6    Landlord’s Default

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.

Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable, but shall look solely to Landlord for satisfaction of such claim.

ARTICLE XVI

Miscellaneous Provisions

16.1    Waiver

Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder.

Further, no waiver by Landlord of any condition of this Lease, nor any failure by Tenant to deliver any security deposit, letter of credit, pre-paid rent, financial information, or other item required by the terms of this Lease upon the execution and delivery of this Lease, shall be construed as excusing satisfaction of any such condition or the delivery of any such item by Tenant, and Landlord reserves the right to declare the failure of Tenant to satisfy any such condition or deliver any such item an Event of Default under this Lease (subject to any applicable notice and cure period set forth in Section 15.1).

Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. Further, the acceptance by Landlord of Annual Fixed Rent, Additional Rent or any other charges paid by Tenant under this Lease shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default, except for such defaults as to which such payment relates.

16.2    Cumulative Remedies

Except as expressly provided in this Lease, the specific remedies to which Landlord and Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress which they may be lawfully entitled to seek in case of any breach or threatened breach of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to seek specific performance of any such covenants, conditions or provisions, provided, however, that the foregoing shall not be construed as a confession of judgment by Tenant.

16.3    Quiet Enjoyment

This Lease is subject and subordinate to all matters of record. Landlord agrees that, upon Tenant’s paying the Annual Fixed Rent, Additional Rent and other charges herein reserved, and performing and observing the covenants, conditions and agreements hereof upon the part of Tenant to be performed and observed, Tenant shall and may peaceably hold and enjoy the Premises during the term of this Lease (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord), without interruption or disturbance from Landlord or persons claiming through or under Landlord, subject, however, to the terms of this Lease. This covenant shall be construed as running with the land to and against subsequent owners and successors in interest, and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of Landlord’s interest in the Premises, and this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and upon such subsequent owners or successors in interest of Landlord’s interest under this Lease, including ground or master lessees, to the extent of their respective interests, as and when they shall acquire same and then only for so long as they shall retain such interest. So long as Tenant shall comply with Landlord’s reasonable security program for the Building, Tenant shall have access to the Premises and the loading dock and freight elevator(s) serving the Premises (at no additional cost or expense) twenty-four (24) hours per day during the Term of this Lease (except in the case of an emergency, Force Majeure (including, without limitation, any governmental orders related to COVID-19), and/or any closures for repairs or other work contemplated hereunder, in each case only with respect to any portion of the Premises that is not an animal care facility).

16.4    Surrender

(A)    No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises as an acceptance of a surrender of the Premises prior to the termination of this Lease; provided, however, that the foregoing shall not apply to the delivery of keys to Landlord or its agents in its (or their) capacity as managing agent or for purpose of emergency access. In any event, however, the delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

(B)

Upon the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises to Landlord in the condition as required by Sections 8.1 and 9.5, first removing all goods and effects of Tenant and completing such other removals as may be permitted or required pursuant to Section 9.5.

16.5    Brokerage

(A)    Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the Broker designated in Section 1.1 hereof; and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Broker designated in Section 1.1 hereof, Tenant shall defend the claim against Landlord with counsel of Landlord’s selection first reasonably approved by Tenant and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)    Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the Broker designated in Section 1.1 hereof; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers other than the Broker designated in Section 1.1 hereof, Landlord shall defend the claim against Tenant with counsel of Tenant’s selection first reasonably approved by Landlord and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Broker designated in Section 1.1 hereof in connection with the Original Lease Term.

16.6    Invalidity of Particular Provisions

If any term or provision of this Lease, including but not limited to any waiver of contribution or claims, indemnity, obligation, or limitation of liability or of damages, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

16.7    Provisions Binding, Etc.

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may have later given consent to a particular assignment as required by the provisions of Article XII hereof.

16.8    Recording; Confidentiality

Each of Landlord and Tenant agree not to record this Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law. In no event shall such document set forth rent amounts or the amount of other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this

Lease, and is not intended to vary the terms and conditions of this Lease. In addition, each party agrees not to issue a press release with respect to this Lease without the reasonable advance approval of the other party.

Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s advisors, brokers, partners, lenders, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same; provided that Tenant shall be permitted at any time, upon reasonable prior written notice to Landlord, to disclose the terms of this Lease publicly to the extent required by law in connection with any filing made by Tenant with the United States Securities and Exchange Commission (“SEC”), which disclosure may require attaching a copy of this Lease to such filing; provided, however that Tenant shall redact from such disclosed copy of this Lease any sensitive or confidential information if and to the extent permitted under applicable SEC rules and regulations). In the event Tenant is required by law (other than in connection with any filing made by Tenant with the SEC as aforesaid) to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

16.9    Notices and Time for Action

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notices shall be in writing and shall be sent by hand, registered or certified mail, or overnight or other commercial courier, postage or delivery charges, as the case may be, prepaid as follows:

If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice), with a copy to Landlord at the same address, Attention: Regional General Counsel.

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice), with a copy to WilmerHale, 60 State Street, Boston, Massachusetts 02109, Attention: Paul Jakubowski, Esq.

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective. Any notice given by an attorney on behalf of Tenant shall be considered as given by Tenant and shall be fully effective.

Time is of the essence with respect to any and all notices and periods for giving of notice or taking any action thereto under this Lease.

16.10    When Lease Becomes Binding and Authority

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof. Each of Landlord and Tenant hereby represent and warrant to the other that all necessary action on its behalf has been taken to enter this Lease and that the person signing this Lease on its behalf has been duly authorized to do so.

16.11    Paragraph Headings

The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

16.12    Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage hereafter recorded against the Site or the Building (or any part thereof or both), and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor, provided that in the case of a future mortgage the holder of such mortgage enters into an SNDA (as defined below). In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the Date of this Lease, shall so elect, this Lease, and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

If in connection with obtaining financing a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that (i) such modifications do not increase the monetary obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder and (ii) Landlord shall be responsible for the payment of all reasonable costs incurred by Tenant in complying with such request such as, for example, attorneys’ fees.

Landlord agrees to cause the holder of any mortgage encumbering the Site in the future to enter into a subordination, non-disturbance and attornment agreement (an “SNDA”) with Tenant, which SNDA shall be on such holder’s standard form (with such modifications thereto requested by Tenant that such mortgage holder may reasonably approve), and that provides, among other things, that so long as Tenant is not in an Event of Default under this Lease, foreclosure or other enforcement of such mortgage shall not terminate Tenant’s right to possession of the Premises and that Tenant’s rights under this Lease shall be recognized by the holder of such mortgage to the extent and subject to the limitations in the SNDA. Landlord shall not be obligated to pay any fee or reimburse any costs of such holder. If such holder conditions its agreement to enter into such SNDA upon any such payment or reimbursement, any such costs associated with changes requested to such holder’s standard form shall be the sole responsibility of Tenant. Landlord represents and warrants that no mortgage encumbers the Site as of the date of this Lease.

16.13    Rights of Ground Lessor

If Landlord’s interest in property (whether land only or land and buildings) which includes the Premises is acquired by another party and simultaneously leased back to Landlord herein, the holder of the ground lessor’s interest in such lease shall enter into a recognition agreement with Tenant simultaneously with the sale and leaseback, wherein the ground lessor will agree to recognize the right of Tenant to use and occupy the Premises upon the payment of Annual Fixed Rent, Additional Rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder, and wherein Tenant shall agree to attorn to such ground lessor as its Landlord and to perform and observe all of the tenant obligations hereunder, in the event such ground lessor succeeds to the interest of Landlord hereunder under such ground lease.

16.14    Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord as ground lessee, which includes the Premises as a part of the leased premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor at the address as specified in said notice (as it may from time to time be changed), and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time after such notice (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 16.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest). If any mortgage is listed on Exhibit I then the same shall constitute notice from the holder of such mortgage for the purposes of this Section 16.14.

16.15    Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(A)    That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant or under a SNDA, specifically otherwise elect; and

(B)    That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor. In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser-lessor agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and all other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations under this Lease. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

16.16    Status Report and Financial Statements

Recognizing that the parties hereto may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, each party (the “Non-Requesting Party”) on the request of the other party (the “Requesting Party”) made from time to time, will promptly furnish to the Requesting Party, addressed to any existing or potential holder of any mortgage encumbering the Premises, the Buildings, the Site and/or the Complex or any potential purchaser of the Premises, the Buildings, the Site and/or the Complex (each an “Interested Party”) a statement of the status of any reasonable matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease; provided, however, that in the event that either party is requested to provide more than one (1) such statement in any twelve (12) month period, the Requesting Party shall be responsible for the payment of all reasonable costs incurred by the Non-Requesting Party in providing such statements, including, without limitation, attorneys’ fees.

In addition, unless and for so long as Tenant is not a publicly-traded entity with financial statements that are freely available to the public which are certified to the governmental regulatory authorities, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, financial statements of Tenant, as reasonably requested by Landlord including, but not limited to, financial statements for the past three (3) years.

Any such status statement and non-publicly available financial statement, which shall be certified by Tenant’s executives to the same extent as publicly-available financial statements of publicly-traded entities, which are delivered pursuant to this Section 16.16 may be relied upon by any Interested Party.

16.17    Self-Help

(A)    If Tenant shall at any time fail to make any payment or perform any act which Tenant is obligated to make or perform under this Lease and (except in the case of emergency) if the same continues unpaid or unperformed beyond applicable grace periods, then Landlord may, but shall not be obligated so to do, after ten (10) business days’ written notice to and demand upon Tenant, or without notice to or demand upon Tenant in the case of any emergency, and without waiving, or releasing Tenant from, any obligations of Tenant in this Lease contained, make such payment or perform such act which Tenant is obligated to perform under this Lease in such manner and to such extent as may be reasonably necessary, and, in exercising any such rights, pay any costs and expenses, employ counsel and incur and pay reasonable attorneys’ fees. All sums so paid by Landlord and all reasonable and necessary costs and expenses of Landlord incidental thereto, together with interest thereon at the annual rate equal to the sum of (a) the Base Rate from time to time announced by Bank of America, N.A. (or its successor) as its Base Rate and (b) two percent (2%) (but in no event greater than the maximum rate permitted by applicable law) (the “Default Rate”), from the date of the making of such expenditures by Landlord, shall be deemed to be Additional Rent and, except as otherwise in this Lease expressly provided, shall be payable to the Landlord on demand, and if not promptly paid shall be added to any rent then due or thereafter becoming due under this Lease, and Tenant covenants to pay any such sum or sums with interest as aforesaid, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Annual Fixed Rent.

(B)

If Landlord shall at any time be in default pursuant to the terms and conditions of this Lease attributable to its failure to perform any act which Landlord is obligated to perform under this Lease and such failure solely impacts the Premises (as opposed to any common areas or common amenities), and (except in the case of emergency) should such failure continue beyond applicable grace periods, Tenant may, but shall not be obligated so to do, after ten (10) business days’ written notice to and demand upon Landlord explicitly setting forth the basis for Tenant’s claim of default and specifying that Tenant intends to invoke Tenant’s rights under this Section 16.17 (or without notice to or demand upon Landlord in the case of any emergency) (“Tenant’s Self-Help Notice”), and without waiving, or releasing Landlord from, any obligations of Landlord in this Lease contained, perform such act which Landlord is obligated to perform under this Lease in such manner and to such extent as may be reasonably necessary. All sums reasonably so incurred and paid by Tenant and all reasonable and necessary costs and expenses of Tenant incidental to Tenant’s proper exercise of self-help rights pursuant to this Section 16.17, together with interest thereon at the annual rate equal to the sum of (a) the Base Rate from time to time announced by Bank of America, N.A (or its successor) as its Base Rate and (b) two percent (2%) (but in no event greater than the maximum rate permitted by applicable law), from the date of the making of such expenditures by Tenant, shall be payable to the Tenant within thirty (30) days of Tenant’s furnishing Landlord an invoice therefor, accompanied by reasonable substantiation, and Landlord covenants to pay any such sum or sums with interest as aforesaid if not timely paid. If Landlord fails to reimburse Tenant for the sums paid by Tenant within thirty (30) days of Tenant’s invoice (together with supporting documentation), and Landlord has not, within ten (10) business days of its receipt of such invoice, given written notice to Tenant objecting to such demand and stating that Landlord has filed suit in a court of competent jurisdiction to determine whether or not Tenant had validly exercised its self-help right hereunder (or if Landlord has timely disputed Tenant’s invoice, has filed suit and has thereafter failed to pay Tenant the amount of any final, unappealable award against Landlord within thirty (30) days after the issuance thereof) then subject to the last sentence of this paragraph, Tenant shall have the right to offset the amount of such sums demanded by Tenant against the Annual Fixed Rent and Additional Rent payable under this Lease until offset in full. Notwithstanding the foregoing, Tenant shall have no right to reduce any monthly installment of Annual Fixed Rent by more than fifteen percent (15%) of the amount of Annual Fixed Rent which would otherwise have been due and payable by Tenant to Landlord, unless the aggregate amount of such deductions over the remainder of the Lease Term (as the same may have been extended) will be insufficient to fully reimburse Tenant for the amount demanded by Tenant, in which event Tenant may effect such offset by making deductions from each monthly installment of Annual Fixed Rent in equal monthly amounts over the balance of the remainder of the Lease Term.

16.18    Holding Over

Any holding over by Tenant after the expiration or earlier termination of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to the greater of (x) 200% of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the rate payable under the terms of this Lease immediately prior to the commencement of such holding over, or (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. Notwithstanding the foregoing, for the first sixty (60) days of any holding over, the percentage figure set forth above shall instead be 150%. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease. Notwithstanding the foregoing, however, Tenant shall not be liable for indirect or consequential damages incurred by Landlord during the first thirty (30) days of any holding over by Tenant.

Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

16.19    Entry by Landlord

Landlord, and its duly authorized representatives, shall, upon reasonable prior notice (except in the case of emergency), have the right to enter the Premises at all reasonable times (except at any time in the case of emergency) for the purposes of inspecting the condition of same and making such repairs, alterations, additions or improvements thereto as may be necessary if Tenant fails to do so as required hereunder (but Landlord shall have no duty whatsoever to make any such inspections, repairs, alterations, additions or improvements except as otherwise provided in Sections 4.1, 7.1 and 7.2 and Exhibit B), and to show the Premises to prospective tenants during the twelve (12) months preceding expiration of the term of this Lease as it may have been extended and at any reasonable time during the Lease Term to show the Premises to prospective purchasers and mortgagees.

In the event Tenant sends a notice alleging the existence of a dangerous or unsafe condition, any requirements for prior notice or limitations on Landlord’s access to the Premises contained in this Lease shall be deemed waived by Tenant so that Landlord may immediately exercise its rights under this Section 16.19 and Section 16.17 in such manner as Landlord reasonably deems necessary to remedy such dangerous or unsafe condition.

16.20    Tenant’s Payments

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within thirty (30) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. Except as otherwise expressly provided herein, if Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within one hundred fifty (150) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand (accompanied by reasonable supporting documentation), as Additional Rent, for all reasonable costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given. Notwithstanding anything in this Lease to the contrary, if Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager, an independent contractor of Landlord or Landlord’s property manager (the “Service Provider”). If Tenant is subject to a charge under this Lease for any such service, then, at Landlord’s written direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against Additional Rent due from Tenant under this Lease for such service, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under the Lease concerning the provisions of such service.

16.21    Late Payment

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand. However, not more than once per calendar year, the aforesaid late charge will not be imposed until five (5) days after written notice of such delinquency is given to Tenant, in which case the aforesaid late charge shall be due only if such delinquency fails to be cured within such five (5) day period. Additionally, in the case where Tenant is entitled to such additional five (5) day cure period after notice, as provided above, interest on the Outstanding Amount shall not begin to accrue until the day following such five (5) day grace period. The aforesaid late charge and interest accrued upon any Outstanding Amount shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

16.22    Counterparts

This Lease may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

16.23    Entire Agreement

This Lease constitutes the entire agreement between the parties hereto, Landlord’s managing agent and their respective affiliates with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

16.24    Landlord Liability

Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Building and Site (and the proceeds of any insurance claim or eminent domain proceeding in connection therewith), and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any beneficiary of any trust of which any person from time to time holding Landlord’s interest is trustee, nor any such trustee nor any member, manager, partner, director or stockholder, nor Landlord’s managing agent, shall ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors-in-interest, or to take any other action which shall not involve the personal liability of Landlord, or of any successor holder of Landlord’s interest hereunder, or of any beneficiary of any trust of which any person from time to time holding Landlord’s interest is trustee, or of any such trustee, or of any manager, member, partner, director or stockholder of Landlord or Landlord’s managing agent to respond in monetary damages from Landlord’s assets other than Landlord’s interest in said Property (and the proceeds of any insurance claim or eminent domain proceeding in connection therewith), as aforesaid, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. In no event shall either party hereto ever be liable for any indirect or consequential damages or loss of profits or the like, provided that the foregoing shall not limit or alter any procedural right or remedy of Landlord under this Lease nor shall the same apply to the obligations of Tenant with respect to any holdover by Tenant after the expiration or earlier termination of this Lease or the obligations under this Lease with respect to Hazardous Materials.

16.25    No Partnership

The relationship of the parties hereto is that of landlord and tenant and no partnership, joint venture or participation is hereby created.

16.26    Security Deposit

(A)    Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit (the “Security Deposit”) in the amount specified in Section 1.1 and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if applicable), unless sooner returned to Tenant as provided in this Section 16.26, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such Security Deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”). The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A- or a comparable rating from Moody’s Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit J (or such other form as approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed), (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge, (v) permit presentment in Boston, Massachusetts and (vi) provide that any notices to Landlord be sent to the notice address provided for Landlord in this Lease. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way or if any trustee, receiver or liquidator shall be appointed for the issuer, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within thirty (30) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is ninety (90) days subsequent to the scheduled expiration of this Lease (as the same may be extended). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with regard to the Security Deposit. Upon the occurrence of any Event of Default of Tenant, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such Security Deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such Security Deposit, or any part thereof, to Landlord’s damages arising from such Event of Default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such Security Deposit, Tenant shall within seven (7) days after notice from Landlord deposit cash with Landlord in an amount sufficient to restore such Security Deposit to the full amount stated in this Section 16.26. While Landlord holds any cash Security Deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless such Security Deposit shall have been received in hand by such holder or ground Landlord.

(B)    Landlord shall return a One Million Two Hundred Ninety Two Thousand One Hundred Forty Four and 00/100 Dollars ($1,292,144.00) portion (the “Reduction Amount”) of the

Security Deposit to Tenant so that the remainder of such Security Deposit shall be Two Million Five Hundred Eighty Four Thousand Two Hundred Eighty Eight and 00/100 Dollars ($2,584,288.00) (or if such Security Deposit is in the form of a Letter of Credit, Landlord shall return the original Letter of Credit promptly after Tenant delivers a new Letter of Credit which reduces the amount secured by the Letter of Credit by the Reduction Amount and otherwise in strict conformity with the requirements herein) at the beginning of the sixty-first (61st) full calendar month immediately following the Rent Commencement Date (the “Scheduled Reduction Date”) if (i) Tenant is not then in default under the terms of this Lease without the benefit of notice or grace, (ii) Landlord has not applied such Security Deposit or any portion thereof to Landlord’s damages arising from any default on the part of Tenant, whether or not Tenant has restored the amount so applied by Landlord, (iii) there have not been more than three (3) monetary or material non-monetary Events of Default that occurred during the Term, even if later cured, (iv) Tenant has not declared bankruptcy at any point during the Term and (v) Tenant has a cash balance in excess of $250,000,000.00, as determined by Landlord based on its review of the quarterly financial statements included in Tenant’s then-most recent Form 10-Q filed with the SEC (or, if Tenant is not publicly traded, based on Landlord’s review of Tenant’s most recent consolidated financial statements prepared in accordance with generally accepted accounting principles). In the event that Tenant does not meet all of the foregoing conditions set forth in clauses (i) through (v) of the immediately preceding sentence at the beginning of the sixty-first (61st) full calendar month immediately following the Rent Commencement Date, then the Scheduled Reduction Date shall be deferred until such date as Tenant has met such conditions.

(C)    If Tenant believes that it has satisfied all the conditions precedent to a reduction in the amount of the Security Deposit, then it shall request such reduction in writing to Landlord, which request shall certify to Landlord that all such conditions have been satisfied. If Landlord agrees, in its reasonable and prompt determination, that all of the aforesaid conditions are met, the Security Deposit shall be so reduced in accordance with this Section 16.26. If Tenant is prevented from receiving such reduction based upon a default by Tenant hereunder, Tenant shall have the right to resubmit such request so long as Tenant cures such default before the expiration of any applicable notice and cure period. No Letter of Credit shall automatically reduce, but any reduction in the amount thereof shall require Landlord’s prior written notice to the issuer of the Letter of Credit of the reduced amount. Promptly after Landlord’s receipt of Tenant’s request for a reduction as described above, Landlord shall determine whether such a reduction is permitted in accordance with this Section 16.26, and if it is, Landlord shall notify the issuer of the Letter of Credit of the amount to which the Letter of Credit shall be reduced.

(D)    There not then being an outstanding Event of Default and Tenant having performed all of its monetary or material non-monetary obligations under this Lease, including the payment of all Annual Fixed Rent, Landlord shall promptly return the Security Deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 16.26, to Tenant on the expiration or earlier termination of the Term of this Lease (as the same may have been extended) and surrender of possession of the Premises by Tenant to Landlord in the condition required by this Lease.

16.27    Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of The Commonwealth of Massachusetts, as the same may from time to time exist.

16.28    Waiver of Trial by Jury

To induce Landlord to enter into this Lease, Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

16.29    Electronic Signatures

The parties acknowledge and agree that this Lease may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf attached to an email) of an original signature.

16.30    No Air Rights

No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Complex, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

16.31    Building or Complex Name and Signage

Landlord shall have the right at any time to change the name of the Building or the Complex and to install, affix and maintain any and all signs on the exterior and on the interior of the Building or the Complex as Landlord may desire in its sole discretion. Tenant shall not use the name of the Building or the Complex in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord, which consent may not be granted or withheld in Landlord’s sole discretion.

16.32    Tenant’s Roof Access

Tenant shall be permitted, at its sole cost and expense, to install equipment for telecommunications, data transmission and other similar technologies, including, without limitation, antennas and satellite dishes and HVAC equipment (the “Tenant’s Roof Equipment”) on available areas of the rooftop of the Building. The exact specifications of the Tenant’s Roof Equipment, the method of installing the Tenant’s Roof Equipment and the location on the rooftop for the Tenant’s Roof Equipment shall all be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed. Tenant and Tenant’s contractors shall have reasonable access to the roof in order to inspect, service, repair, maintain and replace any Tenant’s Roof Equipment located thereon, subject to Landlord’s reasonable rules and regulations of which Tenant has been given prior notice relative to the access to and use of the rooftop. Tenant shall use Landlord’s roof contractor for the installation of flashing for any rooftop penetrations necessary for the placement of the Tenant’s Roof Equipment on the rooftop of the Building.

Tenant’s use of the Tenant’s Roof Equipment shall be upon all of the conditions of the Lease, except as modified below:

(A)    It is understood and agreed that Tenant shall be responsible, at its sole cost and expense, for installing all necessary connections (the “Connections”) between the Tenant’s Roof Equipment and the Premises. In addition to complying with the applicable construction provisions of this Lease, Tenant shall not install or operate the Connections in any portion of the Building until (x) Tenant shall have obtained Landlord’s prior written approval, which approval will not be unreasonably withheld or delayed, of Tenant’s plans and specifications for the placement and installation of the Connections, and (y) Tenant shall have obtained and delivered to Landlord copies of all required governmental and quasi-governmental permits, approvals, licenses and authorizations necessary for the lawful installation, operation and maintenance of the Connections. Landlord shall inform Tenant at the time of its review of the Connections whether Landlord will require the same to be removed by Tenant upon the expiration or earlier termination of this Lease.

(B)    Tenant shall have no obligation to pay Annual Fixed Rent, Real Estate Taxes or Landlord’s Operating Expenses in respect of the Tenant’s Roof Equipment or the Connections provided that the same are used solely to provide service to Tenant’s business operations in the Premises (as opposed to being utilized by the telecommunications carrier to provide service to other tenants of the Complex).

(C)    Except as otherwise set forth in this Lease, Landlord shall have no liability to Tenant for the installation and subsequent operation of the Tenant’s Roof Equipment.

(D)    Landlord shall have no obligation to provide any services to the Tenant’s Roof Equipment, provided, however, Tenant shall have the right to access telephone/data closets and shafts and conduits in the Building, plenum areas and other pathways in the Building in order to connect the Tenant’s Roof Equipment to the Premises, subject to Landlord’s right to reasonably approve such connections and to Landlord’s reasonable rules and regulations of which Tenant has been given prior notice relative to the access to and the use of such areas within the Building. Tenant shall, at its sole cost and expense and otherwise in accordance with the provisions of this Section 16.32, arrange for all utility services required for the operation of the Tenant’s Roof Equipment.

(E)    Tenant shall, at its sole cost and expense, be solely responsible for all maintenance and repair to the Tenant’s Roof Equipment and the Connections.

(F)    Tenant shall have no right to make any changes, alterations, signs, or other improvements to the Tenant’s Roof Equipment or the Connections without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(G)    Tenant shall be responsible for the cost of repairing any damage to the Building or the Site caused by its use of the Tenant’s Roof Equipment and the Connections or any work related thereto.

(H)    Except for assignees of this Lease or subtenants of all or a portion of the Premises, no other person, firm or entity (including, without limitation, other tenants, licensees or occupants of the Building) shall have the right to connect to the Tenant’s Roof Equipment other than Tenant.

(I)    To the maximum extent permitted by law, Tenant’s use of the Tenant’s Roof Equipment and the Connections shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that the Tenant’s Roof Equipment and the Connections are damaged for any reason.

(J)    Tenant shall comply with all applicable laws, ordinances and regulations in Tenant’s use of the Tenant’s Roof Equipment and the Connections.

(K)    The Tenant’s Roof Equipment and the Connections shall not interfere with the maintenance, use, occupancy or operation of the Building by Landlord or any other tenant, occupant or licensee of the Building (including, without limitation, interference with any communications equipment, telephones, radios, CATV, MATV, televisions, HVAC systems, elevators or computers in place as of the date Tenant installs Tenant’s Roof Equipment and Connections). In the event any such interference is not cured by Tenant within thirty (30) days after written notice thereof from Landlord to Tenant, Landlord shall have the right to require Tenant to relocate or remove the Tenant’s Roof Equipment causing such disturbance.

(L)    Landlord shall have the right, upon no less than ninety (90) days’ notice to Tenant and at Landlord’s sole cost and expense, to relocate the Tenant’s Roof Equipment and the Connections to another location on the roof of the Building reasonably acceptable to Tenant provided that such relocation does not adversely affect Tenant’s use of Tenant’s Roof Equipment and Landlord makes temporary arrangements for Tenant’s Roof Equipment to continue to operate during such relocation. Landlord and Tenant shall cooperate with each other in good faith to schedule such relocation work on nights and weekends so as to minimize interference with Tenant’s business operations. Any such relocation by Landlord shall not independently (in the absence of another cause) be deemed to constitute a service interruption under Section 7.6(C) above.

(M)    The Tenant’s Roof Equipment and the Connections shall be deemed to be a part of the Premises for the purposes of the indemnity and insurance provisions of Article XIII above. In addition to and not in limitation of the foregoing, Tenant shall, to the maximum extent permitted by law, indemnify, defend, and hold Landlord, its agents, contractors and employees harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation, or other entity arising from Tenant’s use of the Tenant’s Roof Equipment and the Connections.

(N)    Landlord shall have the right to designate or identify the Tenant’s Roof Equipment and any related components or conduits with or by a lease or license number (or other marking) and to place such number (or marking) on or near such Tenant’s Roof Equipment.

(O)    It is expressly understood and agreed that the Tenant’s Roof Equipment shall remain the property of Tenant and that Tenant shall be required to remove the same upon the expiration or earlier termination of this Lease and to repair any damage caused by the installation or removal of the Tenant’s Roof Equipment.

Landlord shall use commercially reasonable efforts to insure that the placement and operation of other equipment on the rooftop of the Building does not interfere with the use and operation by Tenant of the Tenant’s Roof Equipment and the Connections and shall impose and enforce upon other tenants or occupants of the Building installing equipment on the roof requirements similar to those contained in subsection (k) above; provided, however, that Landlord shall not be liable to Tenant if any such interference actually occurs, so long as Landlord is using commercially reasonable efforts as aforesaid.

16.33    Backup Generator

Tenant may, at its sole cost and expense, install a backup generator for backup power associated with Tenant specific equipment (the “Backup Generator”) on the Site and certain connections between the Backup Generator and the Premises (the “Generator Connections”). The exact specifications of the Backup Generator and the Generator Connections, the method of installing the Backup Generator and the Generator Connections and the location on the Site for the Backup Generator and the Generator Connections shall all be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed with respect to a natural gas-powered generator to be installed on the roof of the Building (but which shall otherwise be in Landlord’s sole discretion). Tenant and Tenant’s contractors shall have reasonable access to the Site in order to inspect, service, repair, maintain and replace the Backup Generator and Generator Connections, subject to Landlord’s reasonable rules and regulations of which Tenant has been given prior notice relative to such access and use.

Tenant’s use of the Backup Generator shall be upon all of the conditions of the Lease, except as modified below:

(A)    It is understood and agreed that Tenant shall be responsible, at its sole cost and expense, for installing the Generator Connections. In addition to complying with the applicable construction provisions of this Lease, Tenant shall not install or operate the Generator Connections in any portion of the Building until (x) Tenant shall have obtained Landlord’s prior written approval, of the Backup Generator and the Generator Connections, as provided above, and (y) Tenant shall have obtained and delivered to Landlord copies of all required governmental and quasi-governmental permits, approvals, licenses and authorizations necessary for the lawful installation, operation and maintenance of the Backup Generator and the Generator Connections.

(B)    Tenant shall have no obligation to pay Annual Fixed Rent, Real Estate Taxes or Landlord’s Operating Expenses in respect of the Backup Generator or the Generator Connections.

(C)    The Backup Generator may be used to provide back-up power in the event of an outage for Tenant’s lights and plugs in the Premises and dedicated heating, ventilation and air conditioning systems serving the Premises, or for the purposes of running any life-safety systems or equipment.

(D)    Landlord shall have no obligation to provide any services to the Backup Generator. Tenant shall, at its sole cost and expense and otherwise in accordance with the provisions of this Section 16.33, arrange for all utility services required for the operation of the Backup Generator.

(E)    Tenant shall, at its sole cost and expense, be solely responsible for all maintenance and repair to the Backup Generator and the Generator Connections. In connection therewith, Tenant shall provide Landlord with evidence on an annual basis of the existence of a maintenance contract for the Backup Generator with a service provider reasonably acceptable to Landlord.

(F)    Tenant shall have no right to make any changes, alterations, signs, or other improvements to the Backup Generator or the Generator Connections without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(G)    Tenant shall be responsible for the cost of repairing any damage to the Building caused by its use of the Backup Generator and the Generator Connections.

(H)    Except for assignees of this Lease or subtenants of all or a portion of the Premises, no other person, firm or entity (including, without limitation, other tenants, licensees or occupants of the Building) shall have the right to connect to the Backup Generator other than Tenant.

(I)    To the maximum extent permitted by law, Tenant’s use of the Backup Generator and the Generator Connections shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that the Backup Generator or the Generator Connections are damaged for any reason.

(J)    Tenant shall comply with all applicable laws, ordinances and regulations in Tenant’s use of the Backup Generator and the Generator Connections.

(K)    Landlord shall have the right, upon no less than ninety (90) days’ notice to Tenant and at Landlord’s sole cost and expense, to relocate the Backup Generator and the Generator Connections to another location on the roof of the Building reasonably acceptable to Tenant provided that such relocation does not adversely affect Tenant’s use of the Backup Generator and the Generator Connections. Landlord and Tenant shall cooperate with each other in good faith to schedule such relocation work on nights and weekends so as to minimize interference with Tenant’s business operations. Any such relocation by Landlord shall not independently (in the absence of another cause) be deemed to constitute a service interruption under Section 7.6(C) above.

(L)    The Backup Generator and the Generator Connections shall be deemed to be a part of the Premises for the purposes of the indemnity and insurance provisions of Article XIII above. In addition to and not in limitation of the foregoing, Tenant shall, to the maximum extent permitted by law, indemnify, defend, and hold Landlord, its agents, contractors and employees harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation, or other entity arising from Tenant’s use of the Backup Generator and the Generator Connections.

(M)    Landlord shall have the right to designate or identify the Backup Generator with or by a lease or license number (or other marking) and to place such number (or marking) on or near such Backup Generator.

It is expressly understood and agreed that, as Special Improvements, Landlord may require removal of the Backup Generator and Generator Connections pursuant to Section 9.1 of this Lease, but that Tenant may elect to remove the Backup Generator and Generator Connection at any time during the Lease Term.

ARTICLE XVII

Right of First Offer

17.1    Definitions

With reference to the rights and obligations of Tenant referred to in this Article XVII, it is agreed that the terms used herein are as defined as follows:

(A)    “Available ROFO Space” means any space in the east wing of the Building which, from time to time during the Lease Term, becomes “available for reletting” (as hereinafter defined). Available ROFO Space shall be deemed “available for reletting” when Landlord reasonably determines, subject to the provisions of Section 17.1(C) below, that the then current tenant or occupant of the Available ROFO Space will vacate such space at the expiration or earlier termination of such tenant’s lease.

(B) “ROFO Premises” means any Available ROFO Space incorporated by Tenant into the Premises pursuant to Section 17.2.

(C) “Prior Rights” means:

(i)    with respect to all space in the east wing of the Building, any rights of first offer, first refusal, expansion, renewal, extension or other rights to lease that encumber what would otherwise have been Available ROFO Space which were either (1) granted prior to the date hereof or (2) solely in the case of extension and renewal rights, granted by Landlord at any time whether prior to or subsequent to the date hereof (i.e. regardless of whether the existing leases for such space currently provide the existing tenants thereunder with any such right to extend or renew); and

(ii)    with respect to any Available ROFO Space in the Building offered to Tenant under Section 17.2 but not leased by Tenant pursuant thereto, any rights of renewal or extension that encumber what would otherwise have been Available ROFO Space, which rights were granted following the expiration of Tenant’s right to lease such space without Tenant having elected so to do.

17.2    Right of First Offer

(A)

On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time that the Available ROFO Space first becomes available and as of the date upon which the ROFO Premises which Tenant has elected to lease pursuant to this Section 17.2 would have otherwise become incorporated into the Premises: (i) there exists no Event of Default, (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet more than fifty percent (50%) of the Rentable Floor Area of the Premises (excluding any assignment or subletting permitted in accordance with Section 12.5 hereof), prior to accepting any offer to lease Available ROFO Space to a third party other than a third party with Prior Rights, Landlord will first offer such Available ROFO Space to Tenant for lease pursuant to this Section 17.2.

(B)

Landlord’s written notice to Tenant (“Landlord’s ROFO Notice”) offering Tenant any Available ROFO Space shall specify the location and rentable area of the Available ROFO Space, Landlord’s quotation of a proposed annual rent for the Available ROFO Space (“Landlord’s ROFO Space Rent Quotation”), tenant improvement allowances (if any), and all other material terms and conditions which will apply to the Available ROFO Space, provided that the term for the Available ROFO Space shall be coterminous with the Original Lease Term or the Extended Term of this Lease, subject to Section 17.2(C) below. Tenant must notify Landlord, within ten (10) business days of Landlord’s ROFO Notice given pursuant to this Section 17.2(B) that (i) Tenant elects to lease all of the Available ROFO Space (“Tenant’s Acceptance Notice”), on the terms set forth in Landlord’s ROFO Notice (subject to the ROFO Negotiation Period (as hereinafter defined)), or (ii) Tenant rejects Landlord’s offer. If at the expiration of thirty (30) days after the date Landlord receives Tenant’s Acceptance Notice (the “ROFO Negotiation Period”), Landlord

and Tenant have not reached agreement on a determination of an annual fixed rent for such Available ROFO Space, then Tenant shall have the right, for thirty (30) days following the expiration of the ROFO Negotiation Period, to make a request to Landlord for a Broker Determination (as defined in Section 3.2(B) above) of the Prevailing Market Rent (as defined in Exhibit H) for such Available ROFO Space, which Broker Determination shall be made in the manner set forth in Exhibit H. If Tenant timely shall have requested the Broker Determination, then the annual fixed rent for such Available ROFO Space shall be the Prevailing Market Rent as determined by the Broker Determination. If Tenant does not timely request the Broker Determination, then the annual fixed rent for the Available ROFO Space shall be equal to the Landlord’s ROFO Space Rent Quotation. If Tenant has accepted Landlord’s terms for such Available ROFO Space, Landlord and Tenant shall execute an amendment to this Lease incorporating the Available ROFO Space into the Premises upon the terms contained in Landlord’s ROFO Notice, and otherwise on substantially the same terms and conditions as contained in this Lease, within ten (10) business days, but failure of the parties to execute such an amendment shall have no effect on the effectiveness of the expansion of the Premises to include such Available ROFO Space and the economic terms associated therewith, as set forth above.

If Tenant rejects Landlord’s offer as to the Available ROFO Space, or fails to notify Landlord within said ten (10) business day period that Tenant intends to lease such Available ROFO Space, Landlord shall be entitled to lease such Available ROFO Space not elected by Tenant to become incorporated into the Premises without again offering such space to Tenant for lease, until such Available ROFO Space has been leased to a third party and thereafter again becomes “available for reletting” as determined by Landlord as provided above.

(C)

Notwithstanding anything to the contrary provided in Section 17.2(B) above, if the Available ROFO Space shall be available for delivery to Tenant at any time during the last eighteen (18) months of the Original Lease Term, then: (a) if there is not an available extension option which can be exercised pursuant to Section 3.2, Tenant shall not be entitled to lease the Available ROFO Space under this Section 17.2, and (b) if there is an available extension option which can be exercised pursuant to Section 3.2, then the term for such Available ROFO Space shall not be coterminous with the Original Lease Term, but shall be for a term that expires at the expiration of the Extended Term, and in order to lease the Available ROFO Space in accordance with Section 17.2(B) above, Tenant must elect to extend the Original Lease Term of the Lease for the entire Premises in accordance with the provisions of Section 3.2, at the same time that Tenant elects to lease the Available ROFO Space hereunder.

(D)

If Tenant shall timely exercise its rights under this Section 17.2 with respect to the Available ROFO Space designated in Landlord’s ROFO Notice and if, thereafter, the then occupant of the Available ROFO Space with respect to which Tenant shall have so exercised such right wrongfully fails to deliver possession of such premises at the time when its tenancy is scheduled to expire, Landlord shall use reasonable efforts and due diligence (which shall be limited to the commencement within sixty (60) days after the date on which the hold-over commences and prosecution of an eviction proceeding, but shall not require the taking of any appeal) to evict such occupant from such Available ROFO Space and to recover from such occupant any Hold-Over Premium (as defined below) payable by such occupant. In such event, the commencement of the term of Tenant’s occupancy and lease of such Available ROFO Space (including the obligation to pay rent thereon) shall, in the event of such holding over by such occupant, be deferred until possession of the additional space is delivered to Tenant. The failure of the then occupant of such premises to so vacate shall not constitute a default or breach by Landlord (subject to Landlord’s obligations as set forth above to the timely commencement and prosecution of an eviction proceeding) and shall not give Tenant any right to terminate this Lease or to deduct from, offset against or withhold Annual Fixed Rent or Additional Rent (or any portions thereof); provided, however, that Tenant shall have the right to require Landlord to pay to Tenant fifty percent (50%) of the net (i.e. net of the costs and expenses, including attorneys’ fees, incurred by Landlord in obtaining such Hold-Over Premium) amount of any Hold-Over Premium received by Landlord from such hold-over occupant relative to periods from and after the thirty-first (31st) day of any hold-over, when and if Landlord receives any such payment. For the purposes hereof, the term “Hold-Over Premium” shall be defined as the amount (if any) which a hold-over occupant of any portion of the Available ROFO Space is required to pay to Landlord in respect of its hold-over in the premises (whether characterized as rent, damages, or use and occupation) in excess of the amount of fixed rent and other charges which the tenant under whom such occupant claims would have been required to pay to Landlord had the term of such tenant’s lease been extended throughout the period of such hold-over at the same rental rate as such tenant was required to pay during the last month of its tenancy.

(E)	Time is of the essence of this Section 17.2.

ARTICLE XVIII

18.1    Expansion Option

(A)    Expansion Premises. On the conditions (“Expansion Conditions”) (which conditions Landlord may waive, at its election, by written notice to Tenant at any time) that both at the time that Tenant delivers its Expansion Request Notice and/or its Expansion Exercise Notice (as such terms are hereinafter defined) and as of the date upon which the Expansion Premises (as defined below) would have otherwise become incorporated into the Premises: (i) there exists no Event of Default and there have been no more than three (3) Events of Default during the Term, (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet more than thirty-three percent (33%) of the Rentable Floor Area of the Premises in the aggregate (except for an assignment or subletting permitted without Landlord’s consent under Section 12.5 hereof), Tenant shall have the one-time option (“Expansion Option”) to lease the Expansion Premises on and subject to the terms and provisions herein set forth. As used herein, the “Expansion Premises” means the entire rentable floor area of a new wing of the Building (“Expansion Wing”) to be constructed in a location adjacent to the existing west wing of the Building. The Expansion Premises is currently anticipated to contain approximately 130,000 square feet of rentable floor area and is preliminarily shown on the Site Plan attached hereto as Exhibit D-2 as “Proposed Office/Lab.” However, the parties acknowledge that neither the Expansion Wing nor the Expansion Premises have been permitted or fully designed as of the date hereof, and therefore the exact size and location of the Expansion Premises are not known as of the date hereof and will be determined as more particularly set forth in this Article 18. For the avoidance of doubt, and notwithstanding anything herein to the contrary, Landlord acknowledges and agrees that, for the duration of the Original Lease Term, (i) the Expansion Wing shall only be constructed by Landlord if Tenant timely exercises it Expansion Option and the parties agree on the form of Expansion Amendment (as hereinafter defined), and (ii) Landlord shall have no right to expand the Building (other than the Expansion Wing pursuant to this Article 18) or to construct a new building on the Site.

(B)    Exercise of Rights to Expansion Premises. Subject to the Expansion Conditions, Tenant may exercise its option to lease the Expansion Premises by giving written notice to Landlord on or before the date that is 3 years prior to the last day of the Original Lease Term (“Expansion Request Notice”) stating that Tenant is interested in exercising its Expansion Option for the Expansion Premises. Tenant’s Expansion Request Notice shall include a detailed copy of Tenant’s financial statements for its two (2) most recently completed fiscal years, as well as year-to-date financials through Tenant’s most recently completed quarter. Upon the timely giving of the Expansion Request Notice, Landlord shall, within one hundred and twenty (120) days after receipt thereof, deliver written notice to Tenant (the “Landlord’s Expansion Response”) which sets forth (i) the proposed Annual Fixed Rent for the Expansion Premises determined in accordance with Section 18(D)(iii) below, (ii) an estimate of the Total Project Costs (as defined in Section 18(D)(iii) below), (iii) the anticipated commencement date (the “Anticipated Expansion Inclusion Date”) and term for the Expansion Premises, (iv) the proposed level of buildout of the Expansion Premises, (v) the proposed landlord contribution for the buildout of the Expansion Premises, if any, and (vi) the increase, if any, in the Security Deposit that would be due upon execution of the Expansion Amendment, with all of the terms in (i) – (vi) being determined by Landlord using good faith efforts. Tenant may lease such Expansion Premises in its entirety only by delivering written notice of exercise to Landlord (“Expansion Exercise Notice”) within sixty (60) days after the date of Landlord’s Expansion Response. Notwithstanding the foregoing, Tenant shall have no right to deliver an Expansion Request Notice if less than three (3) years remain in the Original Lease Term. If Tenant fails to timely give Tenant’s Expansion Exercise Notice, then Tenant shall have no further right to lease the Expansion Premises, time being of the essence of this Section 18.

(C)    Expansion Amendment. If Tenant timely and validly gives its Expansion Exercise Notice, then, Landlord and Tenant shall negotiate in good faith an amendment to this Lease to memorialize Tenant’s lease of the Expansion Premises consistent with the provisions of this Section 18 (the “Expansion Amendment”) for a period of 120 days following the delivery of such Expansion Exercise Notice (the “Expansion Amendment Deadline”). If the parties, having used good faith efforts to reach agreement on the form of Expansion Amendment, fail to execute the Expansion Amendment by the Expansion Amendment Deadline (time being of the essence) for any reason, then the applicable Expansion Request Notice, Landlord’s Expansion Response and Expansion Exercise Notice each shall be deemed withdrawn and of no further force and effect. Provided that the parties used good faith efforts to reach agreement on the form of Expansion Amendment, the failure of the parties to reach agreement on the Expansion Amendment shall not be deemed a default by either party, permit a termination of this Lease or otherwise entitle the parties to any rights or remedies under this Lease except that Tenant shall have no further right to lease the Expansion Premises. The execution of the Expansion Amendment shall not be deemed to waive any of the conditions to Tenant’s lease of the Expansion Premises, unless otherwise specifically provided in the Expansion Amendment.

(D)    Lease Provisions Applying to Expansion Premises. The leasing to Tenant of the Expansion Premises pursuant to the Expansion Amendment shall be upon all the same terms and conditions of the Lease except as follows (with the following terms and conditions to be materially incorporated into the Expansion Amendment):

(i)    Commencement Date and Rent Commencement Date. The commencement date (and rent commencement date) with respect to the Expansion Premises shall be the date that Landlord delivers the entire Expansion Premises to Tenant pursuant to the requirements of this Section 18 substantially complete and vacant and free of any occupancy rights, personal property and debris (the “Expansion Premises Commencement Date”). From and after the Expansion Premises Commencement Date, all references in the Lease to “Premises” and the “Building” shall include the Expansion Premises.

(ii)    Term. The term of the Lease as to the Expansion Premises (the “Expansion Term”) shall be as provided in Landlord’s Expansion Response, and which shall in no event be less than ten (10) years from the Expansion Premises Commencement Date. Notwithstanding anything in this Lease to the contrary, the term of the Lease as to the existing Premises shall be extended on a co-terminus basis for a period (the “Existing Premises Stub Term”) beginning on the date immediately following the then-expiration date of the Term of the Lease and continuing through the expiration of the Expansion Term. The Annual Fixed Rent due for the existing Premises during such Existing Premises Stub Term shall be the Prevailing Market Rent. Landlord shall initially designate such Prevailing Market Rent (“Landlord’s Stub Rent Quotation”). If at the expiration of thirty (30) days after Tenant receives Landlord’s Stub Rent Quotation (the “Stub Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for the existing Premises during such Existing Premises Stub Term, then Tenant shall have the right, for thirty (30) days following the expiration of the Stub Negotiation Period, to make a request to Landlord for a Broker Determination in accordance with Exhibit H. If Tenant timely shall have requested such Broker Determination, then the Annual Fixed Rent for the existing Premises during such Existing Premises Stub Term shall be the Prevailing Market Rent as determined by such Broker Determination. If Tenant does not timely request such Broker Determination, then such Annual Fixed Rent shall be equal to Landlord’s Stub Rent Quotation.

(iii)    Annual Fixed Rent. The Annual Fixed Rent for the Expansion Premises shall be equal to the amount necessary to pay to Landlord an annual rate of return on the “Total Project Costs” (as hereinafter defined) equal to 275 basis points over the average yield on the ten (10) year United States Treasury notes; provided, however, in no event shall the Annual Fixed Rent payable for the Expansion Premises be less than the amount necessary to pay to Landlord an eight percent (8%) per annum rate of return on the “Total Project Costs”. The Total Project Costs shall be reasonably determined by Landlord before the Commencement Date for the Expansion Premises and Landlord shall notify Tenant of such amount, and promptly thereafter, Landlord shall notify Tenant of the initial annual amount of Annual Fixed Rent for the Expansion Premises. If any costs that would properly constitute Total Project Costs are not yet determined with certainty as of the Landlord’s Expansion Response, reasonable estimates of such items by Landlord shall be included in the calculation of Total Project Costs to determine the initial Annual Fixed Rent. Upon Landlord’s determination of the actual Total Project Costs, Landlord shall submit a statement of the actual Total Project Costs to Tenant and if such amount differs from Landlord’s estimate, the amounts of Annual Fixed Rent for each year of the term shall be adjusted to reflect the actual Total Project Costs and any overpayments by Tenant shall be promptly refunded by Landlord and any underpayments shall be paid by Tenant within thirty (30) days following delivery of Landlord’s statement. The “Total Project Costs” shall mean all of the total hard and soft costs incurred by Landlord to design, permit and construct the Expansion Premises, plus leasing commissions payable by Landlord on account of Tenant’s lease of the Expansion Premises and a construction management fee payable to Landlord and not to exceed three percent (3%) of the Total Project Costs) and with such Total Project Costs calculated on an open book basis. Landlord shall obtain bids from at least three (3) general contractors, on an open book basis, and shall select the lowest qualified bidder unless Landlord has a bona fide business reason not to select the lowest qualified bidder (in which case, Landlord shall explain such reason to Tenant in reasonable detail).

(iv)    Landlord’s Contribution. Landlord shall have no obligation to provide any contribution or tenant improvement allowance to Tenant in respect of the Expansion Premises except as expressly provided in the Expansion Amendment.

(v)    Construction of Expansion Work During Occupancy. Tenant acknowledges and agrees that the Expansion Work will be performed by Landlord (or its contractor) while Tenant is in occupancy of the Premises and the same shall not be considered an eviction, actual or constructive, of Tenant from the Premises and shall not entitle Tenant to terminate this Lease or to an abatement of any Annual Fixed Rent or Additional Rent payable hereunder. Tenant acknowledges and agrees that such ongoing construction may result in noise, dust, vibrations and other construction disturbances and Tenant’s exercise of its rights under this Section 18 shall constitute Tenant’s agreement to perform the obligations of Tenant under this Lease with knowledge of the construction of the Expansion Work and the disruption and disturbances that may result therefrom, including a temporary reduction in parking spaces at the Site during the construction of the Expansion Premises. Landlord shall, during the performance of the Expansion Work, exercise commercially reasonable efforts (in light of the construction activities being performed and Tenant’s operations in the original Premises) to minimize interference with Tenant’s use of or access to the Premises pursuant to this Lease and to implement reasonable construction measures and procedures to mitigate dust and noise to the extent commercially feasible provided that such efforts and measures shall not require Landlord to perform such construction activities outside of normal building hours or at material additional cost to Landlord, except that, if requested by Tenant, Landlord agrees to perform elements of construction of the Expansion Premises outside normal business hours to the extent the same would have a material adverse effect on Tenant’s ability to conduct business operations in the Premises if such work were performed during normal business hours. As used herein, the “Expansion Work” shall mean construction of the Expansion Wing (including the Expansion Premises) and related improvements, including, but not limited to, landscaping; construction and installation of drives, driveways, and other site improvements; and the provision of any additional parking facilities.

(F)    Permitting Contingency. The lease of the Expansion Premises, the obligation of Landlord to perform the Expansion Work and the Expansion Amendment shall be subject to the condition that Landlord obtains all necessary building and other permits and governmental approvals, including, but not limited to, site plan approval, special permits, variances, conservation commission approvals and a building permit (collectively, the “Permits and Approvals”) required to construct and operate the Expansion Premises (the “Permit Contingency”). After the execution of the Expansion Amendment, Landlord agrees to promptly apply for, and diligently pursue, such Permits and Approvals for the Expansion Premises. To the extent that either (i) Landlord determines that it will be unable through the exercise of reasonable efforts to obtain the Permits and Approvals within twelve (12) months after the date of the Expansion Amendment or (ii) during the process of obtaining the Permits and Approvals, any applicable governmental or permitting authorities impose conditions that are not acceptable to Landlord, in Landlord’s good faith judgment, then in either case Landlord shall have the right to terminate the Expansion Amendment upon written notice to Tenant, and upon timely delivery of such notice, the Expansion Amendment shall be of no further force and effect. The failure of Landlord to obtain such Permits and Approvals for the Expansion Premises shall not be deemed a default by Landlord, permit a termination of this Lease by Tenant or otherwise entitle Tenant to any rights or remedies under this Lease as a result thereof.

(G)    Common Corridor. If (i) pursuant to the provisions of this Section 18 Tenant has no further right to lease the Expansion Premises and/or deliver an Expansion Request Notice and (ii) after commencement of the Extended Term Landlord proceeds with constructing the Expansion Wing for a party other than Tenant, then Landlord reserves the right, at Landlord’s sole cost and expense (and with a proportionate reduction in the amount of Annual Fixed Rent and Additional Rent), to recapture a portion of the Premises on the second (2nd) floor of the Building in order to construct a common corridor connecting the Expansion Wing to portions of the existing Building. The exact location of such common corridor shall be reasonably designated by Landlord. Landlord will use commercially reasonable efforts to conduct such recapture and common corridor and re-demising work so as to minimize, to the extent practicable, disruption to Tenant’s operations during normal business hours.

ARTICLE XIX

Amenity Areas

19.1    Fitness Center.

Tenant hereby acknowledges that the current fitness center existing in the Building (such fitness center, as it may be modified or relocated within the Building from time to time by Landlord in its discretion, the “Fitness Center”) is available for use by Building tenants. Throughout the Term (subject to Force Majeure and the other provisions of this Lease), Tenant’s employees at the Premises shall have access to and the right to use the Fitness Center in common with others entitled thereto, at no charge. The Fitness Center may be operated, at Landlord’s election, either by personnel of Landlord, a taxable REIT subsidiary or a tenant, contractor, or agent selected by Landlord. The term “Fitness Center” shall initially include locker rooms and showers that are located near the existing fitness center area. The use of the Fitness Center shall be subject to reasonable rules and regulations as Landlord or a third-party operator may impose from time to time. Landlord may condition the use of the Fitness Center by any individual upon the execution by such individual of such waiver and indemnity forms that Landlord may reasonably require. Landlord’s costs to maintain and operate the Fitness Center shall be included in Landlord’s Operating Expenses in accordance with Section 7.4.

19.2    Conference Center.

Tenant hereby acknowledges that the current conference center existing at the Building (such conference center, as it may be modified or relocated from time to time by Landlord in its discretion, the “Conference Center”) is available for use by Building tenants. Throughout the Term (subject to Force Majeure and the other provisions of this Lease), Tenant shall have access to and the right to use the Conference Center on a first-come, first-served basis in common with others entitled thereto. The Conference Center may be operated, at Landlord’s election, either by personnel of Landlord, a taxable REIT subsidiary or a tenant, contractor, or agent selected by Landlord. The use of the Conference Center shall be subject to reasonable rules and regulations as Landlord may impose from time to time, including Landlord’s then-standard fees for the conference reservations therein. Landlord’s costs to maintain and operate the Conference Center shall be included in Landlord’s Operating Expenses in accordance with Section 7.4.

19.3    Cafeteria.

Tenant hereby acknowledges that the current cafeteria existing at the Complex (such cafeteria, as it may be modified or relocated from time to time by Landlord in its discretion, the “Cafeteria”) is available for use by Building tenants. Throughout the Term (subject to Force Majeure (including and the other provisions of this Lease), Tenant shall have access to and the right to use the Cafeteria in common with others entitled thereto. The Cafeteria may be operated, at Landlord’s election, either by personnel of Landlord, a taxable REIT subsidiary or a tenant, contractor, or agent selected by Landlord. The Cafeteria shall initially include an outdoor seating café component. Landlord’s costs to maintain and operate the Cafeteria (including, without limitation, any fair market subsidy paid to the operator of the Cafeteria) shall be included in Landlord’s Operating Expenses in accordance with Section 7.4.

19.4    Amenity Areas.

The Fitness Center, Conference Center, and Cafeteria are collectively referred to herein as the “Amenity Areas”. Notwithstanding anything to the contrary contained in this Lease (including this Article 19), Landlord reserves the right to change the use of any such Amenity Areas if the same is insufficiently used by Building tenants for a prolonged period of time in which case such Amenity Area(s) shall be subject to discontinuance and removal by Landlord, as determined by Landlord in its reasonable discretion and after not less than sixty (60) days prior written notice to Tenant.

ARTICLE XX

Tenant’s Private Patio

20.1    Tenant’s Private Patio.

(A)    Tenant shall have the right, at its sole cost and expense, to construct one patio (“Tenant’s Private Patio”) in one of the two locations shown as “Potential Private Patio” on Exhibit L attached hereto (each, a “Potential Patio Area”). Tenant may, in its sole discretion, designate the Potential Patio Area on which it will construct Tenant’s Private Patio. Tenant’s design and construction of Tenant’s Private Patio (“Tenant’s Patio Work”) shall be performed in accordance with the provisions hereof applicable to alterations (including, without limitation, Article IX). Without limiting the foregoing, Tenant shall submit its plans and specifications for Tenant’s Patio Work to Landlord for its review and approval in accordance with said Article IX. In addition, Tenant’s Patio Work and Tenant’s rights under this Section 20.1 shall be subject to applicable zoning requirements and other applicable laws and to Tenant obtaining and maintaining all necessary permits and approvals therefor (Landlord hereby agreeing to cooperate with Tenant, at no cost or expense to Landlord, in Tenant’s obtaining of such permits and approvals).

(B)    Upon completion of Tenant’s Patio Work, Tenant shall have the exclusive right to use Tenant’s Private Patio for its employees, guests and invitees for the duration of the Term (as it may be extended). Tenant shall (i) keep Tenant’s Private Patio neat and free of trash and (ii) maintain Tenant’s Private Patio in good order, condition and repair. Except as otherwise provided in this Section 20.1, all of the provisions of this Lease governing Tenant’s obligations with respect to the Premises and Tenant’s use and occupancy thereof (including, without limitation, Tenant’s insurance and indemnification obligations, but except for the obligations to pay Annual Fixed Rent, Real Estate Taxes or Landlord’s Operating Expenses) shall apply to Tenant’s Private Patio. Any furniture or other accessories or personal property of Tenant placed on Tenant’s Private Patio shall be subject to Landlord’s prior approval, not to be unreasonably withheld, conditioned or delayed. Tenant’s Private Patio shall at all times be used in accordance with all applicable laws and Landlord’s reasonable rules and regulations applicable thereto.

(C)    Notwithstanding anything the contrary contained herein, Tenant’s exclusive right to Tenant’s Private Patio under this Section 20.1 shall terminate and be of no further force or effect in the event that Landlord constructs the Expansion Wing in accordance with the terms and conditions of Article 18. Upon a termination described in the preceding sentence, Landlord shall demolish and remove Tenant’s Private Patio in connection with its construction of the Expansion Wing. Such demolition and removal work shall be at Tenant’s sole expense if Tenant will be leasing the Expansion Wing in accordance with Article 18 hereof, and otherwise shall be at Landlord’s sole cost and expense (it being acknowledged that, as set forth in more detail in Section 18.1, Landlord may only construct the Expansion Wing either (i) in connection with Tenant’s timely exercise of its Expansion Option and the parties’ subsequent execution of the Expansion Amendment or (ii) after commencement of the Extended Term if Tenant failed to timely exercise its Expansion Option).

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EXECUTED in two or more counterparts by persons or officers hereunto duly authorized on the Date set forth in Section 1.1 above.

LANDLORD:

BOSTON PROPERTIES LIMITED PARTNERSHIP

	By:	Boston Properties, Inc.,
its general partner

		By:	/s/ Patrick Mulvihill
		Name:	Patrick Mulvihill
		Title:	SVP, Leasing

TENANT:

WITNESS:		TRANSLATE BIO, INC.

By:		By:	/s/ Ron Renaud
Name:		Name:	Ron Renaud
Title:		Title:	CEO
Hereunto duly authorized